Exhibit 1.1

AGREEMENT AND PLAN OF MERGER

dated as of

September 12, 2005

among

ORACLE CORPORATION,

SIEBEL SYSTEMS, INC.,

OZARK HOLDING INC.,

OZARK MERGER SUB,

and

SIERRA MERGER SUB

i

ii

		PAGE
ARTICLE 8
CONDITIONS TO THE MERGERS

Section 8.01.	Conditions to Obligations of Each Party	38
Section 8.02.	Conditions to the Obligation of Oracle	39
Section 8.03.	Conditions to the Obligation of Siebel	40

ARTICLE 9
TERMINATION

Section 9.01.	Termination	40
Section 9.02.	Effect of Termination	42

ARTICLE 10
MISCELLANEOUS

Section 10.01.	Notices	42
Section 10.02.	Survival of Representations and Warranties	42
Section 10.03.	Amendments and Waivers	43
Section 10.04.	Expenses; Fees	43
Section 10.05.	Binding Effect; Benefit; Assignment	43
Section 10.06.	Governing Law	43
Section 10.07.	Jurisdiction	44
Section 10.08.	WAIVER OF JURY TRIAL	44
Section 10.09.	Counterparts; Effectiveness	44
Section 10.10.	Entire Agreement	44
Section 10.11.	Severability	44
Section 10.12.	Specific Performance	44
Section 10.13.	Schedules	44
Section 10.14.	No Presumption	44

Exhibit A	Form of Oracle Letter of Representation
Exhibit B	Form of Siebel Letter of Representation
Exhibit C	Form of Parent Letter of Representation
Exhibit D	Form of Siebel Affiliate Letter
Exhibit E	Amendments to Oracle Surviving Corporation Certificate of Incorporation

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of September 12, 2005 (this “Agreement”) among Oracle Corporation, a Delaware corporation (“Oracle”), Siebel Systems, Inc., a Delaware corporation (“Siebel”), Ozark Holding Inc., a Delaware corporation and a wholly owned subsidiary of Oracle (“Parent”), Ozark Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Ozark Merger Sub”), and Sierra Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sierra Merger Sub” and, together with Ozark Merger Sub, the “Merger Subs”).

WHEREAS, the Boards of Directors of each of Oracle, Siebel, Parent, Ozark Merger Sub and Sierra Merger Sub have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the transactions contemplated hereby on the terms and conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, in consideration of Oracle entering into this Agreement and incurring certain related fees and expenses, certain stockholders of Siebel are executing a voting agreement dated as of the date hereof (the “Voting Agreement”) relating to Siebel Stock (as defined below) beneficially owned by such stockholders; and

WHEREAS, it is intended that, for United States federal income tax purposes, the Mergers (as defined below) shall qualify as exchanges described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal by a Third Party for (a) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Siebel and its Subsidiaries or 15% or more of any class of equity or voting securities of Siebel or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Siebel, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of Siebel or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Siebel or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Siebel or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Siebel, in each such case in this clause (c) which would result in a Third Party beneficially owning (i) 15% or more of any class of equity or voting securities of Siebel or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Siebel or (ii) 15% or more of the consolidated assets of Siebel and its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Average Oracle Stock Price” means the greater of (i) the average closing price of Oracle Stock on the Nasdaq over the ten trading days immediately preceding (but not including) the date on which the Effective Time occurs or (ii) $10.72.

“Alternative Transaction” means a transaction described in the definition of “Acquisition Proposal”; provided, however, that for purposes of this definition of “Alternative Transaction,” all references in the definition of “Acquisition Proposal” to “15%” shall be deemed to refer to 50% instead.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing Date” means the date of Closing.

“Competition Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument of any kind.

“DGCL” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Law (including common law) or permit primarily relating to the protection of the environment.

“Environmental Permits” means, with respect to any Person, all permits, licenses and approvals required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all trademarks, trade names, service marks, domain names, patents, copyrights, trade secrets, and all applications and registrations of such worldwide; and technology (including but not limited to computer software programs, applications, algorithms, models, databases or documentation), inventions, know-how and tangible or intangible proprietary information or materials.

“Knowledge” means (a) with respect to Siebel, the actual knowledge of any of its executive officers or any of the Persons listed on Exhibit B (as it has been updated through the date of this Agreement) of the NDA, as amended, who are employees of Siebel or its Subsidiaries as of the date of this Agreement; and (b) with respect to Oracle, the actual knowledge of any of its executive officers and any of the Persons listed on Exhibit B (as it has been updated through the date of this Agreement) of the NDA, as amended, who are employees of Oracle or its Subsidiaries as of the date of this Agreement.

“Law” means any foreign, domestic, federal, state or local law, statute, ordinance, rule, regulation, order, judicial decision, judgment or decree.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind, but excluding Permitted Liens. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the financial condition, business or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on any Person: (a) any adverse effect (including any loss of employees, any cancellation of or delay in customer orders, any litigation or any disruption in supplier, distributor, partner or similar relationships) resulting from or arising out of the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Mergers, (b) any adverse effect resulting from or arising out of general economic conditions to the extent that they do not disproportionately affect such Person and its Subsidiaries, taken as a whole, (c) any adverse effect resulting from or arising out of general conditions in the industries in which such Person and its Subsidiaries operate to the extent that they do not disproportionately affect such Person and its Subsidiaries, taken as a whole, (d) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof to the extent they do not disproportionately affect such Person and its Subsidiaries, taken as a whole, (e) any adverse effect resulting from or arising out of changes (after the date of this Agreement) in GAAP or applicable Laws, (f) any adverse effect resulting from or arising out of the matters disclosed in Section 1.01 of the Siebel Disclosure Schedule or (g) any adverse effect resulting from or arising out of the failure of any Person to meet internal or analysts’ expectations or projections (it being understood, however, that any facts, events, changes or developments causing or contributing to such failures to meet expectations or projections may (unless addressed in any of (a), (b), (c), (d), (e) or (f) of this definition) constitute a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred).

“Nasdaq” means the Nasdaq Stock Market.

“NDA” means the Non-Disclosure Agreement dated as of June 15, 2005 between Siebel and Oracle.

“Other Oracle Representations” means the representations and warranties of Oracle other than the Oracle Specified Representations.

“Other Siebel Representations” means the representations and warranties of Siebel other than the Siebel Specified Representations.

“Oracle Stock” means the common stock, $0.01 par value per share, of Oracle.

“Oracle Specified Representations” means the representations and warranties contained in Sections 5.01, 5.02, 5.03, 5.05(a), 5.05(b) and 5.08.

“Parent Stock” means the common stock, $0.01 par value per share, of Parent.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other encumbrances arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the relevant party or any Subsidiary of the relevant party and for which the relevant party or a Subsidiary of the relevant party has established adequate reserves, (b) liens or other encumbrances for Taxes that are not due and payable, that are being contested in good faith by appropriate proceedings or that may thereafter be paid without interest or penalty or (c) Liens that, in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the value or the continued use and operation of the assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Registered IP” means all U.S. and foreign patent, trademark, internet domain name and copyright registrations, and applications therefor, for any Siebel IP.

“Restricted Stock” means each share of Siebel restricted stock that is outstanding under any stock option or compensation plan, agreement or arrangement of Siebel.

“Restricted Stock Award” means a Restricted Stock Unit or a share of Restricted Stock granted by Siebel pursuant to any of the Siebel Stock Plans or any other stock option or compensation plan, agreement or arrangement of Siebel or its Subsidiaries.

“Restricted Stock Unit” means a restricted stock unit granted pursuant to any of the Siebel Stock Plans or any other stock option or compensation plan, agreement or arrangement of Siebel or its Subsidiaries.

“SEC” means the Securities and Exchange Commission.

“Siebel Balance Sheet” means the consolidated balance sheet of Siebel as of June 30, 2005, and the notes thereto, set forth in the Current Report on Form 10-Q for the period ended June 30, 2005.

“Siebel Balance Sheet Date” means June 30, 2005.

“Siebel Board Recommendation” means the recommendation of Siebel’s Board of Directors that Siebel’s stockholders adopt this Agreement.

“Siebel IP” means all Intellectual Property owned or exclusively controlled by Siebel and/or its Subsidiaries.

“Siebel Software Products” means all software products sold by Siebel or its Subsidiaries.

“Siebel Specified Representations” means the representations and warranties contained in Sections 4.01, 4.02, 4.04(a), 4.04(b), 4.05(a), 4.05(b) and 4.24.

“Siebel Stock” means the common stock, $0.001 par value per share, of Siebel.

“Siebel Stock Plans” means the Siebel 1996 Equity Incentive Plan and the Siebel 1998 Equity Incentive Plan, as each may be amended from time to time.

“Siebel 10-K” means Siebel’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person other than Oracle or Siebel or any of their respective Affiliates.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreed Plan	7.13
Agreement	Preamble
Cash Election Price	3.02(b)
Change in Recommendation	6.03(b)
Certificates	3.10
Closing	2.03
Code	Preamble
Disclosure Schedules	Article 5
Effective Time	2.02(b)
Election Deadline	3.03
Election Form	3.03
Election Record Date	3.03(a)
Employee Plan	4.16(a)
End Date	9.01
Exchange Agent	3.10
Exchange Ratio	3.02
Exchange Shares	4.05(b)
Existing D&O Policy	7.10(b)
Foreign Plans	4.16(a)
GAAP	4.08(a)
Governmental Entity	4.03
Initial Effective Time	2.01(b)
Judgment	4.12(a)
Maximum Premium	7.10(b)
Mergers	2.02(a)
Merger Filings	2.01(b)
Merger Subs	Preamble
Necessary IP Rights	4.20(a)
Option Exchange Ratio	7.10(b)
Oracle	Preamble
Oracle Disclosure Schedule	Article 5
Oracle Merger	2.01(a)
Oracle Merger Consideration	3.01(b)
Oracle Merger Filing	2.01(b)
Ozark Merger Sub	Preamble
Oracle Option	3.09
Oracle Rights	5.10(b)
Oracle Rights Agreement	5.10(b)
Oracle Surviving Corporation	2.01(a)
Parent	Preamble
Permits	4.13(b)
Proxy Statement	4.09
Publicly Available Technology	4.20(g)
Registration Statement	4.09
Sarbanes-Oxley Act	4.07(e)
Section 965 Dividend	7.13
Siebel	Preamble
Siebel Advisory Group	4.24
Siebel Certificate of Merger	2.02(b)

Term	Section
Siebel Disclosure Schedule	Article 4
Siebel Employee Plan	4.16(a)
Siebel ESPP	7.11(a)
Siebel Indemnified Persons	7.10
Siebel Merger	2.02
Siebel Merger Consideration	3.02
Sierra Merger Sub	Preamble
Siebel Option	3.08(a)
Siebel Representatives	6.03(a)
Siebel Rights	4.27(b)
Siebel Rights Agreement	4.05(b)
Siebel SEC Documents	4.07(a)
Siebel Securities	4.05(b)
Siebel Significant Contract	4.14
Siebel Stockholder Approval	4.02(a)
Siebel Stockholder Meeting	6.02
Siebel Subsidiary Securities	4.06(b)
Siebel Surviving Corporation	2.02(a)
Stock Election	3.03(a)
Stock Election Number	3.04(a)
Stock Election Price	3.02(b)
Stock Electing Siebel Share	3.02(b)
Stock Proration Factor	3.04(b)
Subsidiaries	4.19(c)
Superior Proposal	6.03
Surviving Corporations	2.02(a)
Tax	4.15(h)
Tax Return	4.15(h)
Tax Sharing Agreements	4.15(h)
Taxing Authority	4.15(h)
Technology	4.20(g)
Termination Fee	10.04(b)
Uncertificated Shares	3.10(a)
Qualified Third Party	6.03(b)
Voting Agreement	Preamble
WARN Act	4.17(b)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement, and all references to Schedules are to corresponding sections of the applicable Disclosure Schedule, in each case unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute are to that statute as amended from time to time, and to the rules and regulations promulgated thereunder, and, in each case, to any successor statute, rules or regulations thereto. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 2

THE MERGERS

Section 2.01. The Oracle Merger.

(a) At the Initial Effective Time, Ozark Merger Sub shall be merged with and into Oracle (the “Oracle Merger”) in accordance with the DGCL, and upon the terms set forth in this Agreement, whereupon the separate existence of Ozark Merger Sub shall cease and Oracle shall be the surviving corporation (the “Oracle Surviving Corporation”).

(b) As soon as practicable (and, in any event, within five Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Mergers set forth in Article 8 other than conditions that by their nature are to be satisfied at the Closing and will in fact be satisfied or waived at the Closing, Oracle shall file a certificate of merger, certified by the Secretary of Oracle in accordance with Section 251(g) of the DGCL (the “Oracle Merger Filing”), with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Oracle Merger. The Oracle Merger shall become effective at the Initial Effective Time. As used herein, the term “Initial Effective Time” means the time at which the certificate of merger is filed (or at any other time indicated therein and mutually agreed to by Oracle and Siebel).

(c) From and after the Initial Effective Time, the Oracle Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Oracle and Ozark Merger Sub, all as provided under the DGCL.

Section 2.02. The Siebel Merger.

(a) At the Effective Time, Sierra Merger Sub shall be merged with and into Siebel (the “Siebel Merger” and, together with the Oracle Merger, the “Mergers”) in accordance with the DGCL, and upon the terms set forth in this Agreement, whereupon the separate existence of Sierra Merger Sub shall cease and Siebel shall be the surviving corporation (the “Siebel Surviving Corporation” and, together with the Oracle Surviving Corporation, the “Surviving Corporations”).

(b) Immediately following the Initial Effective Time, Siebel and Sierra Merger Sub shall file a certificate of merger (the “Siebel Certificate of Merger” and, together with the Oracle Merger Filing, the “Merger Filings”) with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Siebel Merger. The Siebel Merger shall become effective at the Effective Time. As used herein, the term “Effective Time” means the time one minute following the Initial Effective Time.

(c) From and after the Effective Time, the Siebel Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Siebel and Sierra Merger Sub, all as provided under the DGCL.

Section 2.03. Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Mergers (the “Closing”) will take place on the date on which the Initial Effective Time and the Effective Time occurs, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, CA 94025, unless another place is agreed to in writing by the parties hereto.

Section 2.04. Certificates of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of Siebel shall be the certificate of incorporation of the Siebel Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

(b) At the Initial Effective Time, the certificate of incorporation of Oracle shall be the certificate of incorporation of the Oracle Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law; provided that the certificate of incorporation of Oracle Surviving Corporation shall be amended at the Initial Effective Time as required or permitted by Section 251(g) of the DGCL to reflect the changes on Exhibit E hereto.

(c) At the Effective Time, the bylaws of Siebel shall be the bylaws of the Siebel Surviving Corporation, and at the Initial Effective Time, the bylaws of Oracle shall be the bylaws of the Oracle Surviving Corporation.

(d) The certificate of incorporation and bylaws of Parent in effect immediately after the Initial Effective Time will contain provisions identical to the certificate of incorporation and bylaws of Oracle in effect immediately before the Initial Effective Time, in each case other than as required or permitted by Section 251(g) of the DGCL, and the name of Parent immediately after the Initial Effective Time shall be Oracle Corporation.

Section 2.05. Directors and Officers of the Surviving Corporations. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Sierra Merger Sub at the Effective Time shall be the directors of the Siebel Surviving Corporation and (b) the officers of Siebel at the Effective Time shall be the officers of the Siebel Surviving Corporation. From and after the Initial Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Ozark Merger Sub at the Initial Effective Time shall be the directors of the Oracle Surviving Corporation and (b) the officers of Oracle at the Initial Effective Time shall be the officers of the Oracle Surviving Corporation. Until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Oracle immediately before the Initial Effective Time shall be the directors of Parent immediately after the Effective Time and (b) the officers of Oracle immediately before the Initial Effective Time shall be the officers of Parent immediately after the Effective Time.

Section 2.06. Transaction Structure. (a) The parties may, with the approval of their respective boards of directors, at any time prior to the mailing of the Proxy Statement, change the method of effecting the combination of Siebel and Oracle contemplated hereby (including, without limitation, the provisions of this Article 2). This Agreement and any related documents will be appropriately amended in order to reflect any such revised transaction.

(b) Notwithstanding anything to the contrary in this Agreement, in the event that the total number of Stock Electing Siebel Shares are less than 6% of Siebel Stock outstanding immediately after the Election Deadline, then this Agreement shall be automatically converted into an agreement of Oracle to acquire Siebel pursuant to a reverse triangular merger in which the Siebel Merger Consideration shall be the Cash Election Price and the provisions of this Agreement shall be equitably modified to obtain such result.

Section 2.07. Parent Rights Plan. Prior to the Effective Time, Parent shall adopt a shareholder rights plan, effective as of the Initial Effective Time, having terms and conditions substantially identical to the terms and conditions set forth in the Oracle Rights Agreement.

ARTICLE 3

CONVERSION OF SECURITIES

Section 3.01. Oracle and Ozark Merger Sub. At the Initial Effective Time, by virtue of the Oracle Merger and without any action on the part of Oracle, Parent, Ozark Merger Sub or any holder of any shares of Oracle Stock:

(a) All shares of Oracle Stock that are held by Oracle as treasury stock or that are owned by Oracle, Ozark Merger Sub or any other Subsidiary of Oracle immediately prior to the Initial Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Subject to Section 3.01(a) and Section 3.09(b), each outstanding share of Oracle Stock issued and outstanding immediately prior to the Initial Effective Time shall be converted into the right to receive from Parent one fully paid and nonassessable share of Parent Stock (the “Oracle Merger Consideration”). All shares of Parent Stock issued pursuant to this Section 3.01(b) shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(c) Each share of Ozark Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Oracle Surviving Corporation.

Section 3.02. Siebel and Sierra Merger Sub. At the Effective Time, by virtue of the Siebel Merger and without any action on the part of Siebel, Parent, Sierra Merger Sub or any holder of any shares of Siebel Stock:

(a) All shares of Siebel Stock that are held by Siebel as treasury stock or that are owned by Siebel, Sierra Merger Sub or any Subsidiary of Siebel immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Subject to Sections 3.02(a), 3.04, 3.05, 3.06, Section 3.08(b) and 3.11, each share of Siebel Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from Parent either the Stock Election Price or the Cash Election Price (the Stock Election Price or Cash Election Price, as applicable, the “Siebel Merger Consideration”) with the form of Siebel Merger Consideration determined as follows:

(i) each share of Siebel Stock with respect to which an election to receive stock has been made and not revoked or converted into the right to receive the Cash Election Price pursuant to Section 3.04(b) (each, a “Stock Electing Siebel Share”) shall be converted into the right to receive the number of shares of Parent Stock (the “Stock Election Price”) equal to $10.66 divided by the Average Oracle Stock Price (the “Exchange Ratio”); and

(ii) each other share of Siebel Stock shall be converted into the right to receive an amount equal to $10.66 in cash without interest (the “Cash Election Price”).

(c) Each share of Sierra Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Siebel Surviving Corporation.

Section 3.03. Elections. (a) Each Person (other than Parent, Siebel, Sierra Merger Sub or any other Subsidiary of Siebel) who, as of a date to be mutually agreed by Oracle and Siebel and which shall be no fewer than 20 Business Days prior to the Election Deadline (the “Election Record Date”), is a record holder of Siebel Stock will be entitled, with respect to all (but not less than all) of such shares of Siebel Stock, to make an election (a “Stock Election”), on or prior to the Election Deadline, to receive the Stock Election Price on the basis hereinafter set forth.

(b) Prior to the Election Record Date, Parent shall prepare a form, in form and substance reasonably acceptable to Siebel (an “Election Form”), pursuant to which a holder of record of shares of Siebel Stock may make a Stock Election with respect to all (but not less than all) of the shares of Siebel Stock owned by such holder. Parent shall cause the Exchange Agent to mail an Election Form, as promptly as practicable following the Election Record Date, to each holder of record of shares of Siebel Stock as of the close of business on the Election Record Date.

(c) Subject to Section 2.06(b), a Stock Election shall be effective only if the Exchange Agent shall have received no later than 5:00 p.m., New York time, on a date selected by Oracle (which date shall be not earlier than 20 Business Days, and not later than two Business Days, prior to the Effective Time) (the “Election Deadline”) an Election Form covering the shares of Siebel Stock to which such Stock Election applies, executed and completed in accordance with the instructions set forth in such Election Form. Any share of Siebel Stock with respect to which the Exchange Agent has not received an effective Stock Election meeting the requirements of this Section 3.03(c) by the Election Deadline shall be deemed not to be a Stock Electing Siebel Share. A Stock Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies the shares of Siebel Stock to which such revised Election Form applies. Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any shares of Siebel Stock shall result in the revocation of all prior Election Forms with respect to all such shares of Siebel Stock. Any termination of this Agreement in accordance with Article 9 shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of such termination.

(d) Oracle shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity and effectiveness of Election Form and the manner and extent to which Stock Elections are to be taken into account in making the determinations required by this Article.

Section 3.04. Proration of Election Price. (a) The number of shares of Siebel Stock eligible to be converted into the right to receive the Stock Election Price at the Effective Time shall not exceed the number of shares of Siebel Stock which is equal to 30% of the shares of Siebel Stock outstanding immediately prior to the Effective Time (excluding any shares of Siebel Stock to be canceled pursuant to Section 3.02(a)) (the “Stock Election Number”).

(b) If the number of Stock Electing Siebel Shares exceeds the Stock Election Number, then such Stock Electing Siebel Shares shall be treated in the following manner:

(i) A stock proration factor (the “Stock Proration Factor”) shall be determined by dividing the Stock Election Number by the total number of Stock Electing Siebel Shares.

(ii) A number of Stock Electing Siebel Shares covered by each stockholder’s Stock Election equal to the product of (x) the Stock Proration Factor and (y) the total number of Stock Electing Siebel Shares covered by such Stock Election shall be converted into the right to receive the Stock Election Price.

(iii) Each Stock Electing Siebel Share, other than those shares of Siebel Stock converted into the right to receive the Stock Election Price in accordance with Section 3.04(b)(ii), shall be converted into the right to receive the Cash Election Price as if such Shares of Siebel Stock were not Stock Electing Siebel Shares.

(c) If the number of Stock Electing Siebel Shares is less than or equal to the Stock Election Number, then each Stock Electing Siebel Share shall be converted into the right to receive the Stock Election Price and each other share of Siebel Stock (other than shares of Siebel Stock to be canceled pursuant to Section 3.02(a)) shall be converted into the right to receive the Cash Election Price.

Section 3.05. Dissenting Shares. Notwithstanding Section 3.02, shares of Siebel Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Siebel Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL shall not be converted into a right to receive the Siebel Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such shares of Siebel Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Siebel Merger Consideration. Siebel shall give Oracle prompt notice of any demands received by Siebel for appraisal of shares of Siebel Stock, and Oracle shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Oracle, or to the extent required by applicable law, Siebel shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 3.06. Certain Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Oracle Stock or Siebel Stock, the Siebel Merger Consideration shall be adjusted accordingly to provide to the holders of Siebel Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 3.07. Effect on Parent Stock. Immediately following the Effective Time, shares of the capital stock of Parent owned by the Oracle Surviving Corporation shall be cancelled by Parent without payment therefor.

Section 3.08. Siebel Stock Options and Restricted Stock Awards. (a) As of the Effective Time, each stock option outstanding under any stock option or compensation plan, agreement or arrangement of Siebel (each, a “Siebel Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall cease to represent a right to acquire Siebel Stock and shall be converted automatically into an option to purchase shares of Parent Stock on substantially the same terms and conditions (including vesting schedule) as applied to such Siebel Option immediately prior to the Effective Time, except that (i) the number of shares of Parent Stock subject to each assumed Siebel Option shall be determined by multiplying the number of shares of Siebel Stock subject to such Siebel Option by a fraction (the “Option Exchange Ratio”), the numerator of which is the closing sale price of a share of Siebel Stock as reported on the Nasdaq, as of the close of business on the trading day immediately preceding the date on which the Effective Time occurs, and the denominator of which is the average closing price of Oracle Stock on the Nasdaq over the ten trading days immediately preceding (but not including) the date on which the Effective Time occurs (rounded down to the nearest whole share), at an exercise price per share of Parent Stock (rounded up to the nearest whole cent) equal to (x) the per share exercise price for the shares of Siebel Stock otherwise purchasable pursuant to such Siebel Option divided by (y) the Option Exchange Ratio.

(b) Effective as of the Effective Time, each Restricted Stock Award with respect to which shares of Siebel Stock remain unvested or unissued as of the Effective Time shall be converted automatically into a substantially similar award for Parent Stock and shall remain subject to the vesting conditions in effect on the date hereof, except that the number of shares of Parent Stock subject to each such assumed award shall be determined by multiplying the number of shares of Sierra Stock subject to such Restricted Stock Award by the Option Exchange Ratio.

(c) Prior to the Effective Time, Siebel shall provide to Oracle an updated schedule that identifies as of the Effective Time with respect to each Siebel Option and Siebel Restricted Stock Award, (i) the name of the holder, (ii) the number of shares subject to such award, (iii) the Employee Plan under which the award was issued, (iv) the exercise price of each Siebel Option, (v) the number of shares vested, (vi) the vesting schedule, (vii) the grant date, and (viii) the expiration date.

Section 3.09. Oracle Stock Options and Restricted Stock Awards. As of the Initial Effective Time, (a) each stock option outstanding under any stock option or compensation plan or arrangement of Oracle (each, an “Oracle Option”) that is outstanding immediately prior to the Initial Effective Time, whether or not then vested or exercisable, shall cease to represent a right to acquire Oracle Stock and shall be converted automatically into an option to purchase the same number of shares of Parent Stock, on substantially the same terms and conditions

(including vesting schedule and per share exercise price) as applied to such Oracle Option immediately prior to the Effective Time and (b) each share of Oracle restricted stock and each restricted stock unit of Oracle that is not vested on or prior to the Initial Effective Time that is outstanding under any stock option or compensation plan, agreement or arrangement of Oracle immediately prior to the Initial Effective Time, whether or not then vested or exercisable, shall cease to represent a share of Oracle restricted stock or an Oracle restricted stock unit and shall be converted automatically into a share of restricted stock or a restricted stock unit, as the case may be, of Parent, on substantially the same terms and conditions (including vesting schedule) as applied to such Oracle restricted stock or restricted stock unit immediately prior to the Initial Effective Time.

Section 3.10. Surrender and Payment. (a) Prior to the Election Record Date, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of (i) mailing and receiving Election Forms and determining, in accordance with this Article 3, the form of Siebel Merger Consideration to be received by each holder of shares of Siebel Stock, and (ii) exchanging the applicable Siebel Merger Consideration (A) for certificates representing shares of Siebel Stock (the “Certificates”) or (B) for uncertificated shares of Siebel Stock (the “Uncertificated Shares”). Parent shall make available to the Exchange Agent, as needed, the applicable Siebel Merger Consideration to be issued or paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Siebel Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange; provided, that any such letter of transmittal and instructions shall be sent to holders of Uncertificated Shares only to the extent determined necessary by Oracle and the Exchange Agent to effect the transactions contemplated hereby.

(b) Each holder of shares of Siebel Stock that have been converted into the right to receive the Siebel Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Siebel Merger Consideration in respect of the Siebel Stock represented by a Certificate or Uncertificated Share. The shares of Parent Stock constituting part of such Siebel Merger Consideration (if any), at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Siebel Stock or is otherwise required under applicable law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Siebel Merger Consideration.

(c) If any portion of the Siebel Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Siebel Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Siebel Surviving Corporation, they shall be canceled and exchanged for the applicable Siebel Merger Consideration, in accordance with the procedures set forth in this Section 3.10.

(e) Any portion of the Siebel Merger Consideration made available by Parent to the Exchange Agent pursuant to Section 3.10(a) that remains unclaimed by the holders of shares of Siebel Stock six months after the Effective Time shall be returned to Parent upon demand, and any such holder who has not exchanged shares of Siebel Stock for the Siebel Merger Consideration in accordance with this Section 3.10 prior to that time shall thereafter look only to Parent for payment of the Siebel Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Siebel Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Siebel Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to Parent Stock constituting part of the Siebel Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 3.11, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 3.11 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

(g) Any portion of the Siebel Merger Consideration made available to the Exchange Agent pursuant to Section 3.10(a) or Section 3.11 to pay for shares of Siebel Stock for which appraisal rights have been perfected shall be returned to Parent, upon demand.

(h) Certificates representing shares of Oracle Stock immediately prior to the Initial Effective Time shall, from and after the Initial Effective Time, represent the shares of Parent Stock constituting the Oracle Merger Consideration. At the Effective Time, the Exchange Agent shall exchange by book entry transfer all uncertificated shares of Oracle Stock (excluding any shares of Oracle Stock to be canceled pursuant to Section 3.01(a)) for the shares of Parent Stock constituting the Oracle Merger Consideration. No separate certificates shall be issued in exchange for Oracle Stock in accordance with Section 251(g) of DGCL.

Section 3.11. No Fractional Shares of Parent Stock. No fractional shares of Parent Stock shall be issued in the Siebel Merger. All fractional shares of Parent Stock that a holder of shares of Siebel Stock would otherwise be entitled to receive as a result of the Siebel Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying such fractional share by the closing price of Oracle Stock on the trading day immediately preceding the Closing Date. As soon as practicable after the determination of the amount of cash to be paid to such former holders of Siebel Stock in lieu of any fractional interests, the Exchange Agent shall notify Parent, and Parent shall ensure that there is deposited with the Exchange Agent and shall cause the Exchange Agent to make available in accordance with this Agreement such amounts to such former holders of Siebel Stock.

Section 3.12. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Siebel Merger Consideration with respect to the shares of Siebel Stock formerly represented thereby, and unpaid dividends and distributions on shares of Parent Stock deliverable in respect thereof pursuant to this Agreement.

Section 3.13. Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by or on behalf of Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by or on behalf of Parent.

Section 3.14. Further Assurances. At and after the Effective Time, the officers and directors of Parent, the Oracle Surviving Corporation or the Siebel Surviving Corporation, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the Oracle Surviving Corporation, Ozark Merger Sub or Oracle, or the Siebel Surviving Corporation, Sierra Merger Sub or Siebel, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Oracle Surviving Corporation, Ozark Merger Sub or Oracle, or the Siebel Surviving Corporation, Sierra Merger Sub or Siebel, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Parent, the Oracle Surviving Corporation or the Siebel Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent, the Oracle Surviving Corporation or the Siebel Surviving Corporation, as applicable, as a result of, or in connection with, the Mergers.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SIEBEL

Except as set forth in the disclosure schedule delivered by Siebel to Oracle prior to the execution of this Agreement (the “Siebel Disclosure Schedule”), Siebel represents and warrants to Oracle that:

Section 4.01. Corporate Existence and Power. Siebel is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Siebel is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Siebel. True and complete copies of the certificate of incorporation and bylaws of Siebel as currently in effect have been filed with the SEC and referenced as exhibits in the Siebel 10-K.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by Siebel of this Agreement and the consummation by Siebel of the transactions contemplated hereby are within Siebel’s corporate powers and, except for the required approval of Siebel’s stockholders in connection with the consummation of the Siebel Merger, have been duly authorized by all necessary corporate action on the part of Siebel. The affirmative vote of the holders of a majority of the outstanding shares of Siebel Stock voting to adopt this Agreement (the “Siebel Stockholder Approval”) is the only vote of the holders of any of Siebel’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of Siebel enforceable against Siebel in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) At a meeting duly called and held, prior to the execution of this Agreement, Siebel’s Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interest of Siebel’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved (subject to Section 6.03) to recommend that Siebel’s stockholders adopt this Agreement.

Section 4.03. Governmental Authorization. The execution, delivery and performance by Siebel of this Agreement and the consummation by Siebel of the transactions contemplated hereby require no action by, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational (each a “Governmental Entity”), other than (a) the completion of the Merger Filings with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Siebel is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, whether federal, state or foreign, (d) compliance with any applicable requirements of Nasdaq and (e) any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Siebel.

Section 4.04. Non-contravention. The execution, delivery and performance by Siebel of this Agreement and the consummation by Siebel of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Siebel, (b) assuming compliance with the matters referred to in Section 4.03 and that the Siebel Stockholder Approval is obtained, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) require any consent under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Siebel or any of its Subsidiaries is entitled under, any provision of any Siebel Significant Contract or any other Contract material to Siebel and its Subsidiaries, or any Permit affecting, or relating in any way to, the assets or business of Siebel and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Siebel or any of its Subsidiaries, in each case except for such contraventions, conflicts and violations referred to in clause (b) and such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (c) and (d) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Siebel (provided that the matters described in clause (a) of the definition of Material Adverse Effect shall be taken into account and not excluded for the purposes of determining whether or not a Material Adverse Effect shall have occurred under this Section 4.04).

Section 4.05. Capitalization. (a) The authorized capital stock of Siebel consists of 2,000,000,000 shares of Siebel Stock and 2,000,000 shares of preferred stock, $0.001 par value per share, of Siebel. As of September 9, 2005 (i) 525,424,234 shares of Siebel Stock were issued and outstanding of which 83,214 are shares of Restricted Stock subject to forfeiture or repurchase; (ii) 1 share of preferred stock was issued and outstanding and was held by Computershare Trust Company of Canada; (iii) Siebel Options to purchase an aggregate of 113,680,094 shares of Siebel Stock (of which Siebel Options to purchase an aggregate of 82,738,892 shares of Siebel Stock were exercisable) were issued and outstanding; and (iv) an aggregate of 1,829,766 shares of Siebel Stock were reserved for the settlement of Restricted Stock Units. All outstanding shares of capital stock of Siebel have been, and all shares that may be issued pursuant to any equity compensation plan of Siebel will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights. No Subsidiary of Siebel owns any shares of capital stock of Siebel.

(b) Except (i) as set forth in this Section 4.05, (ii) for changes since September 9, 2005 resulting from the exercise of Siebel Options and settlement of Restricted Stock Units outstanding on such date, (iii) for 1,259,142 outstanding exchangeable shares of Siebel Janna Arrangement, Inc. (the “Exchangeable Shares”) (which are exchangeable into the same number of shares of Siebel Stock as of August 23, 2005), and (iv) for the shares and conversion rights designated in connection with the Rights Agreement dated as of January 29, 2003, between Siebel and Mellon Investors Services LLC, as Rights Agent (the “Siebel Rights Agreement”), as of the date of this Agreement, there are no outstanding (A) shares of capital stock or voting securities of Siebel, (B) securities of Siebel convertible into or exchangeable for shares of capital stock or voting securities of Siebel, (C) options, warrants or other rights or arrangements to acquire from Siebel, or other obligations or commitments of Siebel to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Siebel (the items in clauses (A), (B) and (C) being referred to collectively as the “Siebel Securities”), (D) voting trusts, proxies or other similar agreements or understandings to which Siebel or any of its Subsidiaries is a party or by which Siebel or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Siebel or any of its Subsidiaries or (v) contractual obligations or commitments of any character to which Siebel or any of its Subsidiaries is a party or by which Siebel or any of its Subsidiaries is bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Siebel or any of its Subsidiaries. Other than the obligations reflected in the terms of the Siebel Securities referred to in this Section 4.05, there are no outstanding obligations of Siebel or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Siebel Securities.

(c) Siebel has provided to Oracle a schedule that identifies, with respect to each Siebel Option and Siebel Restricted Stock Award issued as of September 9, 2005, (i) the number of shares subject to such award, (ii) the exercise price or purchase price (if applicable) of each Siebel Option and Siebel Restricted Stock Award, (iii) the number of shares vested, (iv) the vesting schedule and (v) the grant date.

Section 4.06. Subsidiaries. (a) Each Significant Subsidiary (as defined in Regulation S-K under the 1934 Act; provided however that the 10% threshold referred to in such definition shall be deemed to be 5% for the purposes of this Agreement) of Siebel is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Each such Significant Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Siebel. All Significant Subsidiaries of Siebel and their respective jurisdictions of incorporation are identified in the Siebel 10-K.

(b) Other than the Exchangeable Shares, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Siebel, is owned by Siebel, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Other than the Exchangeable Shares, there are no outstanding (i) securities of Siebel or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Siebel or (ii) options, warrants or other rights or arrangements to acquire from Siebel or any of its Subsidiaries, or other obligations or commitments of Siebel or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Siebel (the items in clauses (i) and (ii) being referred to collectively as the “Siebel Subsidiary Securities”). Other than the obligations reflected in the terms of the Exchangeable Shares, there are no outstanding obligations of Siebel or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Siebel Subsidiary Securities.

Section 4.07. SEC Filings. (a) Siebel has delivered, or otherwise made available through Siebel’s filings with the SEC, to Oracle (i) Siebel’s annual reports on Form 10-K for its fiscal years ended December 31, 2004, 2003 and 2002, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31 and June 30, 2005, (iii) its proxy or information statements relating to meetings of the stockholders of Siebel since December 31, 2004 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2004 (the documents referred to in this Section 4.07, together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Siebel SEC Documents”).

(b) As of its filing date, except as set forth in a subsequent Siebel SEC Document filed prior to the date of this Agreement, each Siebel SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, each as in effect on its respective filing date.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Siebel SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Siebel SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by Siebel since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Siebel’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. As of the date of this Agreement, no Subsidiary of Siebel is subject to the periodic reporting requirements of the 1934 Act.

Section 4.08. Financial Statements: Internal Controls. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Siebel included in the Siebel SEC Documents fairly present, in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Siebel and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) Siebel’s system of internal controls over financial reporting are reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Siebel’s assets that would materially affect Siebel’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of December 31, 2004 (nor has any such deficiency or weakness been identified between that date and the date of this Agreement).

(c) Siebel’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act) are reasonably designed to ensure that (i) all material information (both financial and non-financial) required to be disclosed by Siebel in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to Siebel’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Siebel required under the 1934 Act with respect to such reports.

(d) Since the date of their last certification filed with the SEC, neither the chief executive officer nor the chief financial officer of Siebel has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in Siebel’s internal controls over financial reporting.

(e) The audit committee of the Board of Directors of Siebel includes an Audit Committee Financial Expert, as defined by Item 401(h)(2) of Regulation S-K.

(f) Siebel has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. Siebel has promptly disclosed any change in or waiver of Siebel’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX. To the Knowledge of Siebel, there have been no violations of provisions of Siebel’s code of ethics by any such persons.

Section 4.09. Information Provided. The information supplied by Siebel for inclusion or incorporation in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Stock issuable in the Mergers will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Siebel for inclusion in the proxy statement/prospectus, or any amendment or supplement thereto, to be sent to Siebel stockholders in connection with the Siebel Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to the Siebel stockholders or at the time of the Siebel Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.10. Absence of Certain Changes. Between the Siebel Balance Sheet Date and the date of this Agreement, (a) the business of Siebel and each of its Subsidiaries has been conducted in the ordinary course consistent with past practices, (b) there has not been any event, change or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Siebel and (c) there has not been any action or event, nor any authorization, commitment or agreement by Siebel or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 6.01.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of Siebel or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed and provided for in the Siebel Balance Sheet or disclosed in the notes thereto,

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Siebel Balance Sheet Date;

(c) liabilities or obligations incurred that are not in excess of $5,000,000 in the aggregate; and

(d) liabilities or obligations incurred directly pursuant to this Agreement.

Section 4.12. Litigation.

(a) There is no Proceeding (or, to the Knowledge of Siebel, investigation) pending or, to the Knowledge of Siebel, threatened against, Siebel or any of its Subsidiaries or any of their respective businesses or assets or any of the directors or employees of Siebel or any of its Subsidiaries or, to the Knowledge of Siebel, its stockholders or representatives (in each case insofar as any such matters relate to their activities with Siebel or any of its Subsidiaries) at law or in equity, or before any Governmental Entity, arbitrator or arbitration panel that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Siebel. Neither Siebel nor any of its Subsidiaries is subject to any outstanding judgment, injunction, order or decree (a “Judgment”) against Siebel or any of its Subsidiaries or naming Siebel or any of its Subsidiaries as a party or by which any of the employees or representatives of Siebel or any of its Subsidiaries is prohibited or restricted from engaging in or otherwise conducting the business of Siebel or any of its Subsidiaries as presently conducted that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Siebel. Section 4.12(a) of the Siebel Disclosure Schedule includes a complete and accurate summary of each claim, investigation, Proceeding and Judgment set forth therein which would reasonably be expected to result in a liability to Siebel or any of its Subsidiaries in excess of $1,000,000.

(b) To the Knowledge of Siebel, there is no investigation or review by any Governmental Entity or self-regulatory authority with respect to Siebel or any of its Subsidiaries (excluding investigations and reviews of Intellectual Property applications by the Intellectual Property offices of a Governmental Entity) or any of their respective employees (insofar as any such investigation or review relates to their activities with Siebel or any of its Subsidiaries) actually pending or threatened, nor has any Governmental Entity or self-regulatory authority indicated to Siebel or any of its Subsidiaries in writing or, to the Knowledge of Siebel, verbally, an intention to conduct the same that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Siebel.

Section 4.13. Compliance With Applicable Law.

(a) Siebel and its Subsidiaries and their businesses and operations are, and since January 1, 2003 have been, in compliance in all material respects with all material Laws applicable to Siebel or such Subsidiaries. Neither Siebel nor any of its Subsidiaries has received any written notice since January 1, 2003 (i) of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to Siebel or any of its Subsidiaries or (ii) from any Governmental Entity alleging that Siebel or its Subsidiary is not in compliance in any material respect with any applicable Law.

(b) Each of Siebel and each of its Subsidiaries has in effect all material approvals, authorizations, certificates, filings, franchises, licenses, variances, exemptions, notices, permits and rights of or with all Governmental Entities (“Permits”) necessary for it to own, lease or otherwise hold and to operate its real properties and tangible assets and to carry on its businesses and operations as now conducted, except for the failure to have such Permits that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Siebel. Since January 1, 2003, there have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving to others any right of termination, amendment or cancellation, with or without notice or lapse of time or both, of, any such Permit, except for such defaults, violations and events that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Siebel. The transactions contemplated hereby would not reasonably be expected to cause the revocation or cancellation (with or without notice or lapse of time or both) of any such Permit that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Siebel.

Section 4.14. Contracts. As of the date of this Agreement, neither Siebel nor any of its Subsidiaries is a party to any of the following types of Contracts (each such Contract and each Contract disclosed on the Siebel Disclosure Schedule being referred to in this Agreement as a “Siebel Significant Contract”):

(a) Contract required to be filed by Siebel with the SEC pursuant to Item 601 of Regulation S-K under the 1933 Act;

(b) Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental commitments by Siebel or any of its Subsidiaries, or the payment therefor by Siebel or any of its Subsidiaries, providing for either (i) recurring annual payments by Siebel after the date hereof of $500,000 or more or (ii) aggregate payments or potential aggregate payments by Siebel after the date hereof of $2,500,000 or more;

(c) Contract that contains any exclusivity provisions restricting Siebel or any of its Affiliates or limits the freedom of Siebel or any of its Affiliates to compete in any line of business or with any Person or in any area or which would so limit the freedom of Siebel or any of its Affiliates after the Closing Date;

(d) lease or sublease (whether of real or personal property) to which Siebel or any of its Subsidiaries is party as either lessor or lessee, providing for either (i) annual payments after the date hereof of $1,000,000 or more or (ii) aggregate payments after the date hereof of $2,500,000 or more;

(e) material Contract relating in whole or in part to the use, exploitation or practice of any Intellectual Property by Siebel or any of its Subsidiaries (including any license or other Contract under which Siebel or any of its Subsidiaries is licensee or licensor of any such Intellectual Property) other than the Contracts set forth in Section 4.20(e)(i) of the Siebel Disclosure Schedule);

(f) Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $2,500,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty;

(g) Contract under which Siebel or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than Siebel or any of its Subsidiaries and other than (i) extensions of credit in the ordinary course of business consistent with past practices and (ii) investments in marketable securities in the ordinary course of business consistent with past practices);

(h) Contract under which Siebel or any of its Subsidiaries has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $2,500,000;

(i) Contract providing for indemnification of any Person with respect to material liabilities relating to any current or former business of Siebel, any of its Subsidiaries or any predecessor Person other than indemnification obligations of Siebel or any of its Subsidiaries pursuant to the provisions of a Contract entered into by Siebel or any of its Subsidiaries in the ordinary course of business consistent with past practices and that could not reasonably be expected to have a Material Adverse Effect on the Company;

(j) partnership, joint venture or other similar Contract or arrangement; or

(k) employee collective bargaining agreement or other Contract with any labor union or employment Contract (other than for employment at-will or similar arrangements) that has an aggregate future liability in excess of $100,000 and is not terminable by Siebel or any of its Subsidiaries by notice of not more than 60 days for a cost of less than $100,000.

Neither Siebel nor any of its Subsidiaries, nor, to the Knowledge of Siebel, any other party thereto, is in violation of or in default under (nor does there exist any condition, and no event or circumstances have occurred, which upon the passage of time or the giving of notice would cause such a violation of or default under) in any material respect any Siebel Significant Contract. Each Siebel Significant Contract is a valid and binding agreement of Siebel or its Subsidiary, as applicable, and, to the Knowledge of Siebel, any other party thereto, and is in full force and effect except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.15. Taxes. (a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, Siebel or any of its Subsidiaries have been filed when due in accordance with all applicable Laws (taking into account any extension of time which has been granted within which to file), and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) Siebel and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Siebel and its Subsidiaries ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of Siebel and its Subsidiaries through the Tax year ended December 31, 2000 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(d) There are no material Liens or encumbrances for Taxes on any of the assets of Siebel or any of its Subsidiaries.

(e) No federal, state, local or foreign audits, examinations, investigations or other Proceedings are pending or, to Siebel’s Knowledge, threatened with regard to any Taxes or Tax Returns of Siebel or its Subsidiaries.

(f) There is currently no effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes with respect to Siebel or any of its Subsidiaries.

(g) Neither Siebel nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.

(h) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of Siebel or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of Siebel or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of Siebel or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding Siebel or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability, other than indemnification agreements or arrangements pertaining to the sale or lease of assets or subsidiaries.

Section 4.16. Employee Benefits Plans. (a) “Siebel Employee Plan” means each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (each, an “Employee Plan”) which (i) is maintained, administered or contributed to by Siebel or any Affiliate of Siebel as of the date of this Agreement and covers any employee or former employee of Siebel or any of its Subsidiaries, or (ii) with respect to which Siebel or any of its Subsidiaries has any liability. With respect to employee benefit plans, programs, and other arrangements providing incentive compensation or other benefits similar to those provided under any Employee Plans to any employee or former employee or dependent thereof, which plan, program or arrangement is subject to the laws of any jurisdiction outside the United States (“Foreign Plans”), (1) to Siebel’s Knowledge the Foreign Plans have been maintained in all material respects in accordance with all applicable Laws, (2) if intended to qualify for special tax treatment, the Foreign Plans meet all requirements for such treatment, (3) if intended to be funded and/or book-reserved, the Foreign Plans are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (4) no liability which could be material to Siebel and its Subsidiaries taken as a whole exists or reasonably could be imposed upon the assets of Siebel or any of its Subsidiaries by reason of such Foreign Plans, other than to the extent reflected on the Siebel Balance Sheet.

(b) Neither Siebel nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA, any non-U.S. defined benefit plan, or any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

(c) Each Siebel Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and Siebel is not aware of any reason why any such determination letter should be revoked or not be reissued. Siebel has made available to Oracle copies of the most recent Internal Revenue Service determination letters with respect to each such Siebel Employee Plan. Each Siebel Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Siebel Employee Plan that could result in payment or assessment by or against Siebel of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, director or independent contractor of Siebel or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Siebel Employee Plan or other employee plan or agreement.

(e) Neither Siebel nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of Siebel or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(f) There is no Proceeding pending against or involving (and, to the Knowledge of Siebel, there is no audit or investigation pending or threatened, and there is no Proceeding threatened, against or involving), any Siebel Employee Plan or any fiduciary thereof with respect to their duties under the Siebel Employee Plan or the assets of any of the trusts thereunder, before any court or arbitrator or any Governmental Entity.

(g) Siebel has identified in Section 4.16(g) of the Siebel Disclosure Schedule and has made available to Oracle true and complete copies of (i) all severance plans and agreements and employment agreements (other than offer letters for “at will” employments) with or relating to directors or executive officers of Siebel or any of its Subsidiaries, and (ii) all plans, programs, agreements and other arrangements of Siebel and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions.

Section 4.17. Labor and Employment Matters. (a) Neither Siebel nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreements or understandings with any labor unions or labor organizations. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Siebel, threatened against Siebel or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the Knowledge of Siebel to organize any employees of Siebel or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action.

(b) Since January 1, 2004, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) in respect of Siebel or its Subsidiaries, and (ii) neither Siebel nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation which is similar to the WARN Act.

Section 4.18. Insurance Policies. (a) Section 4.18(a) of the Siebel Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of Siebel and its Subsidiaries are in full force and effect. There is no material claim by Siebel or any of its Subsidiaries pending under any of such policies or bonds as to which Siebel has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and Siebel and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Siebel does not have any Knowledge of threatened termination of, or material premium increase with respect to, any of such policies.

(b) Section 4.18(b) of the Siebel Disclosure Schedule identifies each material insurance claim made by Siebel or any of its Subsidiaries between January 1, 2003 and the date of this Agreement.

Section 4.19. Environmental Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Siebel:

(i) no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, no Proceeding is pending and, to the Knowledge of Siebel, no investigation or review is pending or threatened and no Proceeding is threatened, by any Governmental Entity or other Person relating to or arising out of any the failure of Siebel or any of its Subsidiaries to comply with any Environmental Law;

(ii) Siebel and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits;

(iii) there has been no release by Siebel or its Subsidiaries, or for which Siebel or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any pollutant, contaminant, or chemical or any toxic or otherwise hazardous substance, waste or material at, under, from or to any facility or real property currently or formerly owned, leased or operated by Siebel or any of its Subsidiaries; and

(iv) there are no liabilities of Siebel or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to the Knowledge of Siebel, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

(b) Neither Siebel nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(c) For purposes of this Section 4.19, the terms “Siebel” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of Siebel or any of its Subsidiaries.

Section 4.20. Intellectual Property; Computer Software.

(a) Siebel and its Subsidiaries possess the rights (“Necessary IP Rights”) to practice all Intellectual Property necessary for the conduct of the business of Siebel and its Subsidiaries as currently conducted. The consummation of the transactions contemplated by this Agreement will not restrict, encumber, impair or extinguish any Necessary IP Rights in any material respect.

(b) There are no Proceedings pending or, to the Knowledge of Siebel, threatened, (i) alleging infringement or misappropriation of the Intellectual Property of any Person by Siebel or any of its Subsidiaries, or (ii) challenging the scope, ownership, validity, or enforceability of the Siebel IP (other than ordinary course correspondence between Siebel or any of its Subsidiaries and any patent, trademark or copyright Governmental Entity in connection with the prosecution of the Registered IP) or of Siebel and its Subsidiaries’ rights under the

Necessary IP Rights. None of Siebel and its Subsidiaries has infringed or misappropriated any Intellectual Property of any third person, except as would not result in or would not reasonably be expected to result in any liability that is material to Siebel and its Subsidiaries, taken as a whole.

(c) (i) Siebel and its Subsidiaries hold all right, title and interest in and to all Siebel IP owned by Siebel or its Subsidiaries and has a valid right to use all Siebel IP licensed to Siebel or its Subsidiaries, free and clear of any Lien, and (ii) there are no restrictions on the disclosure, use or transfer of the Necessary IP Rights, the Siebel IP owned by Siebel or its Subsidiaries or the Siebel Software Products that will impair in any material respect Parent’s ability to operate the business of Siebel and its Subsidiaries after the Effective Time, or that will cause the Necessary IP Rights, the Siebel IP owned by Siebel or its Subsidiaries or the Siebel Software Products to be forfeited or changed adversely in any material respect as a result of the transactions contemplated by this Agreement. All assignments (and licenses where required) of material items of Siebel IP owned by Siebel or its Subsidiaries have been duly recorded with the appropriate governmental authorities.

(d) Section 4.20(d) of the Siebel Disclosure Schedule contains a true and complete list of all Registered IP as of the date of this Agreement. Siebel and its Subsidiaries have taken all actions necessary to maintain and protect the Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions, and disclosure of any required information. Siebel and each of its Subsidiaries have complied in all material respects with all applicable notice and marking requirements for the Registered IP. None of the Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of Siebel, all Registered IP is valid and enforceable.

(e) Section 4.20(e)(i) of the Siebel Disclosure Schedule contains a true and complete list of all Contracts as of the date of this Agreement to which Siebel or any of its Subsidiaries is a party or is otherwise bound which relate to the use, exploitation or practice of any Intellectual Property, except (i) Contracts entered into by Siebel or any of its Subsidiaries in the ordinary course of business pursuant to which Siebel Software Products are licensed to a third party customer (other than (A) any Contract pursuant to which Siebel has received, prior to the date of this Agreement, aggregate license payments in excess of $10,000,000, (B) any Contract pursuant to which, as of the date of this Agreement, a customer is obligated to pay Siebel aggregate maintenance payments in excess of $1,500,000, and (C) the largest ten Contracts, measured by aggregate revenue in a fiscal year, in each of Siebel’s two fiscal years ending prior to the date of this Agreement and in the current fiscal year to the date of this Agreement); (ii) non-exclusive licenses of third party Intellectual Property used by Siebel or any of its Subsidiaries for internal purposes; or (iii) Contracts pursuant to which any Intellectual Property distributed with, or incorporated into, version 7.4 or earlier versions of the Siebel Software Products is licensed to Siebel or any of its Subsidiaries.

(f) Except as would not be and would not reasonably be expected to be, material to Siebel and its Subsidiaries taken as a whole, Siebel and its Subsidiaries have (i) taken all customary steps to protect their rights in confidential information and trade secrets, and to protect any confidential information provided to them by any other person and (ii) Siebel and its Subsidiaries have obtained all rights necessary to enable Siebel to license the Siebel Software Products under the customer agreements it has entered into, including ownership of all works of authorship and inventions made by its employees.

(g) Section 4.20(g) of the Siebel Disclosure Schedule contains a true and complete list of the Siebel Software Products that are included in the 7.8, 7.7 and 7.5 releases of such products that are generally available as of the date of this Agreement. Other than under (a) a source code escrow arrangement under which a third party is the escrow holder, and pursuant to which certain Siebel customers are entitled to receive access to the escrowed source code in the event of failures of customer support or bankruptcy or insolvency, (b) development arrangements under which third parties assist with the development of the Siebel Software Products, or (c) source code that is shipped as part of the generally available Siebel Software Products, no parties other than Siebel or any of its Subsidiaries, possess any current or contingent right to any source code that is part of Siebel Software Products. Siebel Software Products do not contain any software code that would subject the Siebel Software Products to a requirement that the Siebel Software Products be licensed to or otherwise shared with any third party as Publicly Available Technology. “Publicly Available Technology” means any software or technology (including but not limited to computer software programs, applications, algorithms, models, databases or documentation) (collectively, “Technology”) that requires as a condition of use, modification and/or distribution of such Technology that other software or technology incorporated into, derived from or distributed with such Technology (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) be redistributable at no charge. Without limiting the generality of the foregoing, “Publicly Available Technology” includes any Technology that is distributed under any of the following open licenses or distribution models: the GNU General Public License (GPL), GNU Lesser General Public License or GNU Library General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

(h) Siebel uses commercially available antivirus software to protect Siebel Software Products from becoming infected by, and the Siebel Software Products do not contain, any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation (as documented by Siebel) of such software by or for Siebel or its authorized user.

(i) Siebel has not been in violation of, and is in compliance with, the Export Administration Act.

Section 4.21. Properties.

(a) Siebel and each of its Subsidiaries have good and marketable title to, or valid leasehold interests in, all of their tangible properties and tangible assets which are reflected in the most recent balance sheet included in the Siebel SEC Documents, or which are, individually or in the aggregate, material to the business or financial condition of Siebel. All such assets and properties, other than assets and properties in which Siebel or any of its Subsidiaries has leasehold interests, are free and clear of all Liens except for Liens that, in the aggregate, do not and would not reasonably be expected to result in a Material Adverse Effect on Siebel.

(b) Siebel and each of its Subsidiaries enjoy peaceful and undisturbed possession under all material real property leases to which they are parties.

Section 4.22. Interested Party Transactions. (a) Neither Siebel nor any of its subsidiaries is a party to any transaction or agreement with any Affiliate, 5% or more stockholder, director or executive officer of Siebel and (b) no event has occurred since the date of Siebel’s last proxy statement to its stockholders that would, in the case of either clause (a) or clause (b), be required to be reported by Siebel pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.23. Certain Business Practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Siebel, neither Siebel nor any of its Subsidiaries nor (to the Knowledge of Siebel) any director, officer, agent or employee of Siebel or any of its Subsidiaries at the direction of or on behalf of Siebel or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of Siebel or an of its Subsidiaries, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977.

Section 4.24. Finders’ Fees. Except for Goldman, Sachs & Co. and Perseus Advisors, LLC (together, the “Siebel Advisory Group”), copies of whose engagement agreements are provided herewith, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Siebel or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.25. Opinion of Financial Advisor. Siebel has received the opinion of Goldman, Sachs & Co., financial advisor to Siebel, to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Siebel Stock, taken in the aggregate, is fair from a financial point of view to such holders.

Section 4.26. Tax Treatment. Assuming the accuracy of the representations and warranties contained in Section 5.09, neither Siebel nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the exchanges of Siebel Stock and Oracle Stock for Parent Stock pursuant to the Mergers, taken together, from qualifying as exchanges described in Section 351 of the Code.

Section 4.27. Antitakeover Statutes and Rights Agreement.

(a) Siebel has taken all action necessary to exempt the Siebel Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from the restrictions set forth in Section 203 of the DGCL, and, accordingly, neither the restrictions set forth in Section 203 nor the provisions of any other antitakeover or similar statute or regulation apply or purport to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

(b) Siebel has taken all actions necessary to render the rights (the “Siebel Rights”) issued pursuant to the terms of the Siebel Rights Agreement inapplicable to this Agreement, the Siebel Merger, the Voting Agreement and to the transactions contemplated hereby and thereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF ORACLE

Except as set forth in the disclosure schedule delivered by Oracle to Siebel prior to the execution of this Agreement (the “Oracle Disclosure Schedule” and, together with the Siebel Disclosure Schedule, the “Disclosure Schedules”), Oracle represents and warrants to Siebel that:

Section 5.01. Corporate Existence and Power. Each of Oracle, Parent and each Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Each of Oracle, Parent and each Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Oracle. True and complete copies of the certificate of incorporation and bylaws of Oracle as currently in effect have been filed with the SEC and referenced as exhibits in Oracle’s Form 10-K for the fiscal year ended May 31, 2005. Oracle has heretofore delivered to Siebel true and complete copies of the certificate of incorporation and bylaws as currently in effect of each of Parent and each Merger Sub.

Section 5.02. Parent and Merger Subs.

(a) Since their respective dates of incorporation, none of Parent or either Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

(b) The authorized capital stock of Parent consists of 1,000 shares of Parent Stock, of which 100 shares are issued and outstanding. All of the outstanding shares of Parent Stock have been validly issued, are fully paid and nonassessable and are owned directly by Oracle free and clear of any Lien. The authorized capital stock of Ozark Merger Sub consists of 1,000 shares of common stock, $0.01 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien. The authorized capital stock of Sierra Merger Sub consists of 1,000 shares of common stock, $0.001 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien.

Section 5.03. Corporate Authorization. The execution, delivery and performance by Oracle, Parent and each Merger Sub of this Agreement and the consummation by Oracle, Parent and each Merger Sub of the transactions contemplated hereby are within the corporate powers of Oracle, Parent or such Merger Sub, as applicable, and, except for the approval of the sole stockholder of each of Parent and each Merger Sub, have been duly authorized by all necessary corporate action on the part of Oracle, Parent and each Merger Sub. This Agreement constitutes a valid and binding agreement of each of Oracle, Parent and each Merger Sub, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.04. Governmental Authorization. The execution, delivery and performance by Oracle, Parent and each Merger Sub of this Agreement and the consummation by Oracle, Parent and each Merger Sub of the transactions contemplated hereby require no action by, or filing with, any Governmental Entity, other than (a) the completion of the Merger Filings with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Oracle is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, whether federal, state or foreign, (d) compliance with any applicable requirements of Nasdaq and (e) any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Oracle.

Section 5.05. Non-contravention. The execution, delivery and performance by Oracle, Parent and each Merger Sub of this Agreement and the consummation by Oracle of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Oracle, Parent or either Merger Sub, (b) assuming compliance with the matters referred to in Section 5.04, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) require any consent under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Oracle or any of its Subsidiaries is entitled under any provision of any material agreement or any Permit affecting, or relating in any way to, the assets or business of Oracle and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Oracle or any of its Subsidiaries, in each case except for such contraventions, conflicts and violations referred to in clause (b) and such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (c) and (d) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Oracle (provided that the matters described in clause (a) of the definition of Material Adverse Effect shall be taken into account and not excluded for the purposes of determining whether or not a Material Adverse Effect shall have occurred under this Section 5.05).

Section 5.06. Information Supplied. The information supplied by Oracle for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Oracle for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of Siebel or at the time of the Siebel Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.07. Litigation. There is no Proceeding (or, to the Knowledge of Oracle, investigation) pending or, to the Knowledge of Oracle, threatened against Oracle or any of its Subsidiaries or any of their respective properties before any Governmental Entity that questions the validity of this Agreement or any action to be taken by Oracle, Parent or either Merger Sub in connection with the consummation of the transactions contemplated hereby or would otherwise prevent or delay the consummation of the transactions contemplated hereby.

Section 5.08. Finders’ Fees. Except for Morgan Stanley & Co. Incorporated, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Oracle or any of its Subsidiaries who might be entitled to any fee or commission from Oracle or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.09. Tax Treatment. Neither Oracle nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the exchanges of Siebel Stock and Oracle Stock for Parent Stock pursuant to the Mergers, taken together, from qualifying as exchanges described in Section 351 of the Code.

Section 5.10. Antitakeover Statutes and Rights Agreement. (a) Oracle has taken all action necessary to exempt the Oracle Merger, this Agreement and the transactions contemplated hereby from the restrictions set forth in Section 203 of the DGCL, and, accordingly, neither the restrictions set forth in Section 203 nor the provisions of any other antitakeover or similar statute or regulation apply or purport to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

(b) Oracle has taken all actions necessary to render the rights (the “Oracle Rights”) issued pursuant to the terms of the Amended and Restated Preferred Shares Rights Agreement, dated as of March 31, 1998, as amended as of March 22, 1999, between Oracle and BankBoston, N.A., as Rights Agent (the “Oracle Rights Agreement”), inapplicable to the Oracle Merger, this Agreement and to the transactions contemplated hereby.

Section 5.11. Financing. At the Effective Time, Oracle will have, and will make available to Parent, sufficient cash, available lines of credit or other sources of immediately available funds to enable Parent to deliver the aggregate Cash Election Price payable by virtue of the Siebel Merger in accordance with this Agreement.

Section 5.12. SEC Filings. Oracle has delivered, or otherwise made available through Oracle’s filings with the SEC, to Siebel (i) Oracle’s annual reports on Form 10-K for its fiscal years ended May 31, 2005, 2004 and 2003, (ii) its proxy or information statements relating to meetings of the stockholders of Oracle since December 31, 2004 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since May 31, 2005 (the documents referred to in this Section 5.12, together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Oracle SEC Documents”). As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Oracle SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.13. Financial Statements. The audited consolidated financial statements of Oracle included in the Oracle SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Oracle and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

ARTICLE 6

COVENANTS OF SIEBEL AND ORACLE

Section 6.01. Conduct of Business of Siebel. Except for matters permitted or contemplated by this Agreement, set forth on Schedule 6.01 or as required by applicable Law, unless Oracle otherwise agrees in writing, from the date of this Agreement to the Effective Time, Siebel shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practices and use reasonable efforts to preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and distributors with the objective of preserving unimpaired their goodwill and ongoing business at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters permitted or contemplated by this Agreement, set forth on Schedule 6.01 or required by applicable Law, from the date of this Agreement to the Effective Time, Siebel shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Oracle (which consent shall not in the case of clause (k) be unreasonably withheld or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of Siebel or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Siebel to its parent; (ii) split, combine or reclassify any of the capital stock of Siebel or any of its Subsidiaries; (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of Siebel or any of its Subsidiaries, other than (A) in connection with any redemption or call of any of the Exchangeable Shares; or (B) in accordance with the terms of the Siebel Rights Agreement; or (iv) purchase, redeem or otherwise acquire any shares of capital stock of Siebel or any of its Subsidiaries or any other securities thereof or any rights, options, warrants or calls to acquire any such shares or other securities, other than (A) in connection with any redemption or call of any of the Exchangeable Shares; (B) in accordance with the terms of the Siebel Rights Agreement; and (C) the repurchase of unvested Restricted Stock Awards under the Siebel Stock Plans outstanding as of the date of this Agreement but only if required to be repurchased pursuant to the terms of the Restricted Stock Awards as of the date of this Agreement;

(b) issue, deliver, sell, grant, pledge, transfer or otherwise encumber or dispose of or subject to any Lien (i) any shares of its capital stock, (ii) any of its other voting securities, (iii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares of capital stock or voting securities or convertible or exchangeable securities or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than, in the case of (i) through (iv), (A) the issuance and delivery of shares of Siebel Stock in connection with the redemption or call of any of the Exchangeable Shares; (B) the annual grant of Siebel Options, Restricted Stock Awards and Restricted Stock Units to directors of Siebel provided that any such grant to a director shall be for annual compensation for services on the Siebel Board of Directors and shall be consistent with the annual grant to directors for Siebel’s 2005 fiscal year as described in Siebel’s Proxy Statement for its 2005 Annual Meeting of Stockholders; (C) the issuance and delivery of shares of Siebel Stock to participants under the Siebel 2003 Employee Stock Purchase Plan in accordance with the terms thereof; (D) pursuant to grants existing on the date of this Agreement in connection with the settlement of Restricted Stock Units; (E) the issuance and delivery of Siebel Stock upon the exercise of Siebel Options outstanding on the date of this Agreement; (F) the issuance and delivery of shares of capital stock of Siebel under the Siebel Rights Agreement in accordance with the terms thereof and (G) the grant of Siebel Options to employees of Siebel or its Subsidiaries in the ordinary course of business consistent with past practice, provided that (i) the number of shares of Siebel Stock subject to Siebel Options granted in any calendar quarter shall not exceed 2,000,000 shares (plus any shares of Siebel Stock that become available for grant as a result of the forfeiture or expiration of Siebel Options) (the “Maximum Option Number”), it being understood that if fewer shares than the Maximum Option Number are subject to grants made in any particular quarter, the available shares may be carried over and used in a later quarter, (ii) the Sierra Options shall have exercise prices per share not less than the fair market value of Siebel Stock on the date of grant and (iii) the Sierra Options shall not be subject to accelerated vesting under any retention or severance plan or other plan or agreement as a result of the consummation of the transactions contemplated by this Agreement or as a result of termination of employment;

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents, other than immaterial amendments under the charter or organizational documents of any Subsidiary of Siebel;

(d) acquire any material amount of stock or assets of any other Person (in connection with a purchase of such Person’s business whether in whole or in part), whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise, except in amounts not exceeding $500,000 for any individual transaction or series of transactions and $2,500,000 in the aggregate for all such transactions; and provided that Siebel promptly notify Oracle of any letter of intent or similar agreement relating to any such acquisition;

(e) pledge, transfer, sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practices;

(f) (i) grant to any director, officer, employee or consultant of Siebel or any of its Subsidiaries any increase in compensation, bonus or other benefits except (A) increases in connection with promotions in the ordinary course of business, (B) increases in base salaries in accordance with past practices so long as such increases do not exceed 4% per year in aggregate, (C) grants of non-plan bonuses that do not exceed $1,000,000 per quarter in aggregate, or (D) bonuses granted in accordance with existing bonus plans, policies agreements or arrangements listed on Section 4.16(g) of the Siebel Disclosure Schedule, (ii) grant to any such director, officer, employee or consultant of Siebel or any of its Subsidiaries any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, in each case except in connection with actual termination of any such Person to the extent required under applicable Laws or the existing plans, policies, agreements or arrangements listed on Section 4.16(g) of the Siebel Disclosure Schedule, (iii) establish, adopt, enter into or amend any Siebel Employee Plan (other than offer letters that contemplate “at will” employment) or collective bargaining agreement, (iv) except as required pursuant to applicable Laws or the existing plans, policies, agreements or arrangements listed on Section 4.16(g) of the Siebel Disclosure Schedule, take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Siebel Employee Plan or (v) make any Person (after the date of this Agreement) a beneficiary of any retention or severance plan under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement.

(g) make any material change in any method of accounting or accounting principles or practices, except for any such change required by reason of a concurrent change in GAAP or applicable Law;

(h) (i) incur, assume or guarantee any material amount of indebtedness for borrowed money other than in the ordinary course of business consistent with past practices, (ii) create any Lien on any material asset of Siebel or any of its Subsidiaries other than in the ordinary course of business consistent with past practices, or (iii) make any material loans, advances or capital contributions to, or investments in, any other Person, other than to Siebel or any of its wholly owned Subsidiaries;

(i) make or change any material Tax election or settle or compromise any Tax liability, claim, audit, assessment or refund, except to the extent such election, settlement or compromise requires that Siebel or its Subsidiaries pay less than $5,000,000 in the aggregate;

(j) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization other than for the liquidation of any of Siebel’s direct or indirect wholly owned Subsidiaries into Siebel or into a direct or indirect Subsidiary of Siebel;

(k) enter into any transaction, commitment or Contract, or relinquish or terminate any Contract or other right, in any individual case with an annual value in excess of $1,500,000 or an aggregate value in excess of $5,000,000, other than (i) entering into software license agreements where Siebel or any of its Subsidiaries is the licensor in the ordinary course of business; (ii) capital expenditures in Siebel’s current fiscal year in accordance with Siebel’s current fiscal year capital expenditure budget and in future fiscal years that are consistent with Siebel’s current fiscal year capital expenditure budget; (iii) service or maintenance contracts entered into in the ordinary course of business pursuant to which Siebel or any of its Subsidiaries is providing services to customers; (iv) termination of leases in connection with restructuring or otherwise that do not have a material adverse impact on the business of Siebel of its Subsidiaries; (v) non-exclusive distribution agreements entered into in the ordinary course of business that provide for distribution of a Siebel Software Product by a Third party; (vi) non-exclusive OEM agreements that are terminable without penalty within six months of the date of agreement; (vii) anything permitted under Section 6.01(i) or 6.01(l) of this Agreement;

(l) institute, settle, or agree to settle any material Proceeding pending or threatened before any arbitrator, court or other Governmental Entity (for the avoidance of doubt, any settlement or Proceeding, consent decree which involves a conduct remedy or injunctive or similar relief or has a restrictive impact on business or involves payments in excess of $5,000,000 shall be deemed to be material);

(m) agree to: (i) any exclusivity provision or covenant of Siebel or any of its Subsidiary not to compete with the business of any other Person; or (ii) any other covenant of Siebel or any of its Subsidiaries restricting in any material respect the development, manufacture, marketing or distribution of the products or services of Siebel or any of its Subsidiaries or otherwise limiting in any material respect the freedom of Siebel or any of its Subsidiaries to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any material assets or that would so limit the freedom of Parent or any of its Affiliates in any material respect after the consummation of the transactions contemplated hereby; or

(n) authorize, commit or agree to take any of the foregoing actions.

Section 6.02. Siebel Stockholder Meeting. Siebel shall cause a meeting of its stockholders (the “Siebel Stockholder Meeting”) to be duly called and held, as soon as reasonably practicable following the Registration Statement being declared effective under the 1933 Act by the SEC, for the purpose of voting on the matter requiring the Siebel Stockholder Approval and, subject to Section 6.03, the Board of Directors of Siebel shall recommend approval of the matters requiring the Siebel Stockholder Approval by the stockholders of Siebel. In connection with the Siebel Stockholder Meeting, and subject to Section 6.03, Siebel shall use its reasonable best efforts to obtain the Siebel Stockholder Approval and shall otherwise comply in all material respects with all legal requirements applicable to the Siebel Stockholder Meeting.

Section 6.03. No Solicitation; Other Offers.

(a) Neither Siebel nor any of its Subsidiaries shall, nor shall Siebel or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants or other agents, representatives or advisors (the “Siebel Representatives”) to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to Siebel or any of its Subsidiaries to or afford access to the business, properties, assets, books or records of Siebel or any of its Subsidiaries to any Third Party that has made, or has informed Siebel that it is seeking to make, an Acquisition Proposal, (iii) grant any Third Party waiver or release under any standstill or similar agreement with respect to any class of equity securities of Siebel or any of its Subsidiaries or amend or terminate the Siebel Rights Plan or redeem the Siebel Rights or (iv) enter into any agreement (except for confidentiality agreements, referred to in Section 6.04(b)) with any Third Party with respect to an Acquisition Proposal made by such Third Party, or any other agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Mergers or any of the other transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, Siebel (through one or more of the Siebel Representatives) or its Board of Directors may, prior to the Siebel Stockholder Approval, (i) engage in negotiations or discussions with any Third Party (or with the representatives of any Third Party) that has made an

Acquisition Proposal not solicited in violation of Section 6.03(a) if such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (such Third Party, a “Qualified Third Party”), (ii) furnish to such Qualified Third Party or its representatives non-public information relating to Siebel or any of its Subsidiaries pursuant to an executed confidentiality agreement containing customary nondisclosure provisions (which need not include “standstill “ or similar provisions) (and a copy of which shall be promptly (in all events within 24 hours) provided for informational purposes only to Oracle), (iii) grant a waiver or release under any standstill or similar agreement with respect to any class of equity securities of Siebel or any of its Subsidiaries, (iv) amend or terminate the Siebel Rights Plan or redeem the Siebel Rights, (v) withdraw the Siebel Board Recommendation or modify the Siebel Board Recommendation in a manner adverse to Oracle (any such action, a “Change in Recommendation”), (vi) terminate this Agreement pursuant to and subject to the terms of Section 9.01(d) and/or (vii) take any action that any court of competent jurisdiction orders Siebel, one or more of the Siebel Representatives or the Board of Directors of Siebel to take, but in each case referred to in the foregoing clauses (iii), (iv) and (v) only if the Board of Directors of Siebel determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Board of Directors of Siebel from complying with Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A under the 1934 Act with regard to an Acquisition Proposal; provided that the Board of Directors of Siebel shall not recommend that Siebel’s stockholders tender shares of capital stock in connection with any tender or exchange offer unless such Board of Directors shall have determined in good faith by a majority vote, after consultation with its outside legal counsel, that failure to make such recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.

(c) The Board of Directors of Siebel shall not take any of the actions referred to in clauses (i) through (vii) of the preceding subsection unless Siebel shall have delivered to Oracle a prior written notice advising Oracle that it intends to take such action. In addition, Siebel shall notify Oracle promptly (but in no event later than 24 hours) after an officer or director first obtains Knowledge of the receipt by Siebel (or any of the Siebel Representatives) of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, or any request for confidential information relating to Siebel or any of its Subsidiaries or for access to the business, properties, assets, books or records of Siebel or any of its Subsidiaries by any Third Party that has informed Siebel that it is considering making, or has made, an Acquisition Proposal. Siebel shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, inquiry or request. Siebel shall promptly provide Oracle with any non-public information concerning Siebel’s business, present or future performance, financial condition or results of operations, provided to any Qualified Third Party after the date of this Agreement in connection with an Acquisition Proposal made by such Third Party that was not previously provided to Oracle. Siebel shall keep Oracle promptly and reasonably informed, on a reasonably current basis, of the status and material details of any such Acquisition Proposal, inquiry or request. Siebel shall, and shall cause its Subsidiaries and the Siebel Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party with respect to any Acquisition Proposal and shall instruct any such Third Party (or its agents or advisors) in possession of confidential information about Siebel that was furnished by or on behalf of Siebel with respect to any Acquisition Proposal within the six months prior to the date hereof to return or destroy all such information.

“Superior Proposal” means any written Acquisition Proposal that would result in the direct or indirect acquisition or purchase (by way of stock purchase, tender or exchange offer, merger or otherwise) by any Third Party of 75% or more of the consolidated assets of Siebel and its Subsidiaries or 75% or more of the capital stock of Siebel on terms that the Board of Directors of Siebel determines in good faith by a majority vote, after consulting with its outside legal counsel and after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable to Siebel’s stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of Siebel.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Entity all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of Oracle and Siebel shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c) Each of Oracle and Siebel shall (i) promptly notify the other party of any written or oral communication to that party or its Affiliates from any Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any Governmental Entity, in each case concerning the review, clearance or approval of any of the transactions contemplated hereby under any Competition Law; (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning the review, clearance or approval of any of the transactions contemplated hereby under any Competition Law unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting; provided, that if the Governmental Entity or applicable Law does not permit such participation by the other party, or if both parties agree that such joint participation would not be advisable, the party meeting with such Governmental Entity shall allow outside counsel for the other party to attend and participate, to the extent permitted by the Governmental Entity or applicable Law; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and its respective representatives on the one hand, and any Governmental Entity or members of such Governmental Entity’s staff on the other hand, concerning the review, clearance or approval of any of the transactions contemplated hereby under any Competition Law, except to the extent prohibited by applicable Law or the instructions of such Governmental Entity.

(d) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Oracle, Parent or any of their Subsidiaries to (i) agree to or to effect any divesture, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets of Siebel or its Subsidiaries or of Oracle, Parent and their Subsidiaries, (ii) enter into, amend, or agree to enter into or amend, any Contracts of Siebel or its Subsidiaries or of Oracle, Parent and their Subsidiaries, (iii) otherwise waive, abandon or alter any material rights or obligations of Siebel or its Subsidiaries or of Oracle, Parent and their Subsidiaries or (iv) file or defend any lawsuit, appeal any Judgment or contest any injunction issued in a proceeding initiated by a Governmental Entity.

Section 7.02. Preparation of Proxy Statement and Registration Statement. As promptly as practicable following the date hereof, the parties hereto shall prepare the Registration Statement (in which the Proxy Statement will be included), and Oracle shall file (or cause to be filed) the Registration Statement with the SEC and Siebel shall file the Proxy Statement with the SEC. Prior to the Registration Statement being declared effective under the 1933 Act by the SEC (a) Siebel shall execute and deliver to Cooley Godward LLP and to Davis Polk & Wardwell a tax representation letter in the form of Exhibit A hereto; (b) Oracle shall execute and deliver to Davis Polk & Wardwell and to Cooley Godward LLP a tax representation letter in the form of Exhibit B hereto; and (c) Parent shall execute and deliver to Davis Polk & Wardwell and to Cooley Godward LLP a tax representation letter in the form of Exhibit C hereto. Following the delivery of the tax representation letters pursuant to the preceding sentence, (x) Siebel shall use its reasonable best efforts to cause Cooley Godward LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (y) each of Parent and Oracle shall use its reasonable best efforts to cause Davis Polk & Wardwell to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 7.02. Each of Parent, Oracle and Siebel shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective under the 1933 Act by the SEC as promptly as practicable after such filing and Parent and Oracle shall use their reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Mergers and the transactions contemplated hereby. As promptly as practicable following the date hereof, each of Parent, Oracle and Siebel shall make all other filings required to be made by it with respect to the Mergers and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” Laws and the rules and regulations thereunder. Each of Parent, Oracle and Siebel shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments, and advise each other of any oral comments, with respect to the Proxy Statement or Registration Statement received from the SEC. Siebel shall use reasonable best efforts to cause the Proxy Statement to be mailed to Siebel’s stockholders as promptly as practicable after the Registration Statement is declared effective under the 1933 Act. Each of Parent, Oracle and Siebel will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement. If, at any time prior to the Effective Time, any information relating to Oracle or Siebel, or any of their respective Affiliates, officers or directors, is discovered by Oracle or Siebel that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by Law, the parties shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Siebel.

Section 7.03. Certain Filings. Siebel and Oracle shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.04. Public Announcements. Oracle and Siebel shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby (provided that Siebel need not consult with Oracle in connection with any press release, public statement, press conference or conference call with respect to any Acquisition Proposal or any Change in Recommendation not in violation of this Agreement) and, except as may be required by applicable Law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before any required consultation as contemplated by this Section 7.04.

Section 7.05. Access to Information. From the date hereof until the Effective Time and subject to applicable Law and the NDA, Siebel and Oracle shall (a) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of such party, (b) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation; provided, however, that any party hereto may restrict the foregoing access to the extent that (i) any Law applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information, (ii) such disclosure would, based on the advise of such party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information or (iii) the disclosure of such information to the other party would violate confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement. The parties hereto shall hold any information obtained pursuant to this Section 7.05 in confidence to the extent set forth in accordance, and such information shall otherwise be subject to, the provisions of the NDA, which shall continue in full force and effect. Any investigation pursuant to this Section 7.05 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section 7.05 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

Section 7.06. Notices of Certain Events. Each of Siebel and Oracle shall promptly after it obtains Knowledge of any of the matters referred to in clauses (a) through (d) of this sentence notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Entity in connection with the review, clearance or approval of the transactions contemplated by this Agreement;

(c) any Proceeding commenced or threatened against, relating to or involving or otherwise affecting Siebel or any of its Subsidiaries or Oracle and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.12, 4.13, 4.15(e), 4.16(f), 4.17(a), 4.19(a)(i), 4.20(b) and 5.07, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement; and

(d) any matter (including a breach of covenant or a representation or warranty contained herein) that could reasonably lead to the non-satisfaction of any of the conditions to Closing in Article 8.

Section 7.07. Tax Treatment. (a) Prior to and at the Effective Time, each party hereto shall use its reasonable best efforts to cause the exchanges of Oracle Stock and Siebel Stock for Parent Stock pursuant to the Mergers, taken together, to qualify as exchanges described in Section 351 of the Code, and shall not take any action reasonably likely to cause the exchanges not to so qualify.

(b) Each of Parent, Oracle and Siebel shall use its reasonable best efforts to obtain the opinions referred to in 8.02(d) and 8.03(b), respectively, including by executing letters of representation substantially in the form of Exhibits A, B and C hereto.

Section 7.08. Affiliates. Promptly following the mailing of the Proxy Statement, Siebel shall deliver to Oracle a letter identifying all known Persons who are affiliates of Siebel under Rule 145 of the 1933 Act. Siebel shall use its reasonable best efforts to obtain a written agreement from each Person who is an affiliate of Siebel as soon as practicable and, in any event, at least 10 days prior to the Effective Time, substantially in the form of Exhibit D hereto.

Section 7.09. Section 16 Matters. Prior to the Effective Time, Oracle and Siebel shall take all such steps as may be required to cause any dispositions of Siebel Stock or Oracle Stock (including derivative securities with respect to Siebel Stock or Oracle Stock) or acquisitions of Parent Stock (including derivative securities with respect to Parent Stock) resulting from the transactions contemplated by Article 3 hereof by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Oracle and Siebel or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 7.10. Siebel Director and Officer Liability.

(a)    (i) All rights, including rights to indemnification, advancement of expenses and exculpation, existing in favor of those Persons who are present or former directors and officers of Siebel as of the date of this Agreement and any other Person who becomes an officer or director of Siebel prior to the Closing (such Persons collectively, the “Siebel Indemnified Persons”) for their acts and omissions as directors and officers of Siebel occurring prior to the Effective Time, as provided in Siebel’s certificate of incorporation and bylaws (each as in effect as of the date of this Agreement) and as provided in any existing indemnification agreements between Siebel and said Siebel Indemnified Persons (as in effect as of the date of this Agreement and identified in Schedule 7.10(a) of Siebel Disclosure Schedule) or any new indemnification agreements that are substantially similar to such existing indemnification agreements shall survive the Mergers and Parent shall cause all such indemnification obligations to be observed by the Siebel Surviving Corporation to the fullest extent permitted by DGCL.

(ii) Without limiting the generality or the effect of the prior sentence, from and after the Effective Time, Parent shall cause the Siebel Surviving Corporation and its Subsidiaries to, and the Siebel Surviving Corporation and its Subsidiaries shall, (a) indemnify and hold harmless the Siebel Indemnified Persons to the fullest extent permitted (whether by the DGCL, by any other applicable Laws, under Siebel’s certificate of incorporation or bylaws in effect on the date hereof, in any indemnification agreement as in effect on the date hereof (or entered into after the date hereof and prior to the Closing as long as the form of such indemnification agreement is substantially the same as the form previously disclosed to Parent) or otherwise) and (b) fulfill and honor in all respects the obligations of Siebel and its Subsidiaries to the Siebel Indemnified Persons pursuant to (i) any indemnification agreement as in effect on the date hereof (or entered into after the date hereof and prior to the Closing as long as the form of such indemnification agreement is substantially the same as the form previously disclosed to Parent), and (ii) any indemnification, expense advancement and exculpation provisions set forth in the certificate of incorporation, bylaws or other charter or organizational documents of Siebel or any of its Subsidiaries as in effect on the date of this Agreement.

(b) From the Effective Time until the sixth anniversary of the Effective Time, Parent shall cause the Siebel Surviving Corporation to maintain in effect, for the benefit of the Siebel Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by Siebel as of the date of this Agreement in the form delivered by Siebel to Parent prior to the date of this Agreement (the “Existing D&O Policy”), if directors’ and officers’ liability insurance coverage is available for Parent’s directors and officers; provided, however, that: (i) the Siebel Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Siebel Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 200% of the annual premium paid by Siebel with respect to the Existing D&O Policy (the “Maximum Premium”), which amount Siebel has disclosed to Oracle prior to the date hereof. In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, the Siebel Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the greatest amount of coverage reasonably procurable for a premium equal to the Maximum Premium.

(c) If Parent, the Siebel Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Siebel Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.10.

(d) The rights of each Siebel Indemnified Person under this Section 7.10 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of Siebel or any of its Subsidiaries, or under the DGCL or any other applicable Laws or under any agreement of any Siebel Indemnified Person with Siebel or any of its Subsidiaries. These rights shall survive consummation of the Mergers and are intended to benefit, and shall be enforceable by, each Siebel Indemnified Person.

Section 7.11. Employee Benefits.

(a) Siebel ESPP. Siebel shall take all action that is necessary to (i) cause the exercise of each outstanding purchase right under Siebel Employee Stock Purchase Plan (the “Siebel ESPP”) no less than five Business Days prior to the Effective Time; (ii) provide that no further purchase period or offering period shall commence under the Siebel ESPP following the date outstanding purchase rights under the Siebel ESPP are exercised in accordance with clause (i) on this sentence; and (iii) terminate the Siebel ESPP immediately prior to and effective as of the Effective Time.

(b) 401(k) Plans. Effective as of the day immediately preceding the Effective Time, if requested in writing by Parent at least 10 business days prior to the Effective Time, Siebel shall terminate any and all 401(k) plans sponsored or maintained by Siebel and shall provide Parent evidence that each of Siebel’s 401(k) plans has been terminated pursuant to resolutions of the Board of Directors of Siebel.

(c) Form S-8. As promptly as practicable but no later than 15 Business Days after the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 covering the sale of Parent Stock issuable pursuant to outstanding Siebel Options and Restricted Stock Awards assumed by Parent pursuant to the terms hereof, and Parent shall use reasonable efforts to maintain the effectiveness of such registration statement so long as any assumed Siebel Options remain outstanding. Siebel will cooperate and reasonably assist Parent in the preparation of such registration statement.

(d) Employee Information. Prior to the Effective Time, Siebel shall provide to Oracle a current schedule in the form maintained by Siebel’s human resources or stock administration department for internal record keeping purposes that identifies as of the Effective Time with respect to each holder of Siebel Options and Siebel Restricted Stock Awards with reasonable accuracy and detail, (i) the name of the holder, (ii) the total number of shares subject to such award, (iii) the Employee Plan under which such award was issued, (iv) the exercise (or purchase price of such award, if applicable), (v) the extent to which such award is vested as the Effective Time, (vi) the vesting schedule of such award, (vii) the grant date of such award, and (viii) the expiration date of such award.

Section 7.12. Nasdaq Listing. Parent and Oracle shall use their respective reasonable best efforts to cause the shares of Parent Stock to be issued in connection with the Mergers and the shares of Parent Stock to be reserved for issuance upon exercise of options to purchase Parent Stock (“Parent Options”) to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 7.13. Dividends. (a) After the date of this Agreement, Oracle and Siebel shall use their reasonable best efforts to develop and agree on a plan for cash payments, prior to the earlier of (a) the Closing Date and (b) December 31, 2005, by the foreign Subsidiaries of Siebel to Siebel or its U.S. Subsidiaries that (x) constitute dividends for U.S. federal income tax purposes and (y) are intended to qualify for the temporary dividends received deduction under Section 965(a)(1) of the Code (each such dividend, a “Section 965 Dividend”). The parties agree that such plan shall maximize, to the extent commercially practicable, the amount of Section 965 Dividends. In the event that Siebel and Oracle reach agreement on all or any aspects of such a plan (an “Agreed Plan”), Siebel shall timely take all actions reasonably necessary to implement such Agreed Plan, including but not limited to the payment of all Section 965 Dividends contemplated by the Agreed Plan, making any necessary election on any Tax Return and obtaining approval of a plan providing for the reinvestment of each Section 965 Dividend in the United States for a permitted purpose. For the avoidance of doubt, Oracle acknowledges that nothing in this Section 7.13(a) shall obligate Siebel to agree on a plan that would be reasonably likely to have an adverse consequence to Siebel and its Subsidiaries in any material respect in the event the Mergers do not occur.

(b) In the event that Siebel and Oracle are unable to reach agreement on all or any aspects of such a plan, Oracle shall provide to Siebel in writing a proposed plan for the payment of Section 965 Dividends that are not part of an Agreed Plan (the “Oracle Proposed Plan”). Upon the written request of Oracle, Siebel shall (i) prior to the satisfaction of the conditions set forth in Sections 8.01 and 8.03 (the “Specified Conditions”), use its reasonable best efforts to take all preparatory actions or steps contemplated by the Oracle Proposed Plan other than such actions or steps that Siebel reasonably believes would impose material costs on or other material detriment to Siebel or any of its Subsidiaries that Siebel and its Subsidiaries would not otherwise incur in connection with the payment of Section 965 Dividends, and (b) if the Specified Conditions are satisfied on or before December 15, 2005, use its reasonable best efforts to take the remaining actions or steps contemplated by the Oracle Proposed Plan, including the payment of all Section 965 Dividends contemplated by the Oracle Proposed Plan, as promptly as possible after the satisfaction of such Specified Conditions, and timely take all actions reasonably necessary to qualify such Section 965 Dividends for the temporary dividends received deduction under Section 965(a)(1) of the Code, including but not limited to making any necessary election on any Tax Return and obtaining approval of a plan providing for the reinvestment of each Section 965 Dividend in the United States for a permitted purpose.

(c) Siebel shall not cause or permit any of its foreign Subsidiaries to pay any Section 965 Dividend that is not part of an Agreed Plan or an Oracle Proposed Plan, provided that, if the Specified Condition have not been satisfied on or before December 15, 2005, with the written consent of Oracle (not to be unreasonably withheld or delayed), Siebel shall be permitted to cause or permit one or more of its foreign Subsidiaries to pay a Section 965 Dividend that is not part of an Agreed Plan or an Oracle Proposed Plan, and shall timely take all actions reasonably necessary to qualify such Section 965 Dividends for the temporary dividends received deduction under Section 965(a)(1) of the Code, including but not limited to making any necessary election on any Tax Return and obtaining approval of a plan providing for the reinvestment of each Section 965 Dividend in the United States for a permitted purpose.

ARTICLE 8

CONDITIONS TO THE MERGERS

Section 8.01. Conditions to Obligations of Each Party. The obligations of Parent and Oracle to consummate the Oracle Merger and the Siebel Merger and of Siebel to consummate the Siebel Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) the Siebel Stockholder Approval shall have been obtained;

(b) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the consummation of the Mergers;

(c) (i) any applicable waiting period under the HSR Act relating to the Mergers shall have expired or been terminated, (ii) any applicable waiting period or merger review period under the Competition Laws of the European Commission, South Africa, South Korea, Brazil and Canada shall have expired or been terminated, and (iii) if required under such Competition Laws, any affirmative approval of a Governmental Entity of the foregoing jurisdictions shall have been obtained; and

(d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

Section 8.02. Conditions to the Obligation of Oracle. The obligation of Oracle to consummate the Oracle Merger and the Siebel Merger is subject to the satisfaction, at or prior to the Closing, of the following further conditions:

(a) (i) Siebel shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing, (ii) the Siebel Specified Representations shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date); (iii) the Other Siebel Representations, disregarding any materiality or Material Adverse Effect qualifications contained in such representations (other than the materiality qualifier in clause (c) of Section 4.04 which shall not be disregarded), shall be accurate in all respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all respects as of such earlier date); provided, however, that: (A) in determining whether such Other Siebel Representations are accurate, any inaccuracies in such representations and warranties shall be disregarded unless all such inaccuracies, considered collectively, shall have had, and shall continue to have, a Material Adverse Effect on Siebel; and (B) in determining whether the representation and warranty set forth in Section 4.10(b) is accurate as of the Closing Date, no changes in the license revenues of Siebel and its Subsidiaries since the date of this Agreement shall be taken into account; and (iv) Oracle shall have received a certificate signed on behalf of Siebel by the Chief Executive Officer of Siebel to the foregoing effect;

(b) there shall not be pending any suit, litigation or judicial or administrative proceeding (which, for the avoidance of doubt, shall not include an investigation) commenced with respect to the Mergers by any Governmental Entity, which suit, litigation or judicial or administrative proceeding is likely to result in a judgment that would have any of the following effects: (i) challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Mergers or (ii) seeking to restrain or prohibit Oracle’s or Parent’s ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of Siebel and its Subsidiaries, taken as a whole, or of Oracle and its Subsidiaries, taken as a whole, or to compel Oracle or Parent or any of their respective Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of Siebel and its Subsidiaries, taken as a whole, or of Oracle and its Subsidiaries, taken as a whole;

(c) there shall not have been any action (which, for the avoidance of doubt, shall not include an investigation) with respect to the Mergers taken since the date of this Agreement by any court or other Governmental Entity (which action has not been vacated or reversed), or any Law, injunction, order or decree enacted, promulgated or issued with respect to the Mergers by any court or other Governmental Entity (which Law, injunction, order or decree remains in effect), other than the application of the waiting period provisions of the HSR Act and the waiting period or similar provisions of applicable antitrust Laws, rules or regulations, in any case that is likely to result in any of the consequences referred to in clauses (i) through (iii) of Section 8.02(b) and cause a material harm to Oracle;

(d) Oracle shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to Oracle, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that (i) for U.S. federal income tax purposes the Oracle Merger, taken in and by itself, will constitute a “reorganization” within the meaning of Section 368(a) of the Code and/or the exchanges of Oracle Stock and Siebel Stock for Parent Stock pursuant to the Mergers, taken together, will constitute exchanges described in Section 351 of the Code and (ii) Oracle shall not recognize gain or loss for U.S. federal income tax purposes as a result of the Mergers and the stockholders of Oracle shall not recognize any gain or loss for U.S. federal income tax purposes as a result of the Oracle Merger. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent, Oracle and Siebel substantially in the form of Exhibits A, B and C hereto. If Oracle does not receive such opinion from Davis Polk & Wardwell, the condition set forth in this Section 8.02(d) shall be deemed satisfied if Siebel elects (i) to waive its condition to close set forth in Section 8.03(b) and (ii) to convert this Agreement into an agreement of Oracle to acquire Siebel pursuant to a reverse triangular merger in which the Siebel Merger consideration shall be the Cash Election Price and the provisions of this Agreement shall be equitably modified to obtain such result.

(e) since the date of this Agreement, there shall not have occurred any event, occurrence, development or state of circumstances which, individually or in the aggregate, has had, and continues to have, a Material Adverse Effect on Siebel; provided that in determining whether or not this condition has been satisfied no changes in the license revenues of Siebel and its Subsidiaries shall be taken into account.

Section 8.03. Conditions to the Obligation of Siebel. The obligation of Siebel to consummate the Siebel Merger is subject to the satisfaction, at or prior to the Closing, of the following further conditions:

(a) (i) Oracle shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing, (ii) the Oracle Specified Representations shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date); (iii) the Other Oracle Representations, disregarding any materiality or Material Adverse Effect qualifications contained therein, shall be accurate in all respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all respects as of such earlier date); provided, however, that in determining whether such Other Oracle Representations are accurate, any inaccuracies in such representations and warranties shall be disregarded unless all such inaccuracies, considered collectively, shall have had, and shall continue to have, a Material Adverse Effect on Oracle; and (iv) Siebel shall have received a certificate signed on behalf of Oracle by the Chief Executive Officer of Oracle to the foregoing effect;

(b) Siebel shall have received an opinion from Cooley Godward LLP in form and substance reasonably satisfactory to Siebel, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that for U.S. federal income tax purposes the exchanges of Oracle Stock and Siebel Stock for Parent Stock pursuant to the Mergers, taken together, will constitute exchanges described in Section 351 of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent, Oracle and Siebel substantially in the form of Exhibit A, B and C hereto.

(c) since the date of this Agreement, there shall not have occurred any event, occurrence, development or state of circumstances which, individually or in the aggregate, has had, and continues to have, a Material Adverse Effect on Oracle; and

(d) the shares of Parent Stock to be issued in the Mergers and the shares of Parent Stock to be reserved for issuance upon exercise of Parent Options shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

ARTICLE 9

TERMINATION

Section 9.01. Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of Parent and Siebel):

(a) by mutual written agreement of Siebel and Oracle;

(b) by either Siebel or Oracle, if:

(i) the Mergers have not been consummated on or before March 31, 2006; provided that: (A) if, on March 31, 2006, any of the conditions set forth in Section 8.01(b), 8.01(c), 8.02(b) or 8.02(c) shall not have been satisfied or waived or the Closing cannot otherwise occur due to any action taken or any failure to act by any Governmental Entity or any federal, state or foreign court of competent jurisdiction, either party shall have the right, in its sole discretion by providing notice to the other parties hereto, to extend the date referred to above in this clause (i) to September 30, 2006 (the date first referred to in this clause (i), as it may be extended pursuant to this clause (i), shall be referred to in this Agreement as the “End Date”); and (B) the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Mergers to be consummated by the End Date;

(ii) (A) there shall be any Law that makes consummation of the Mergers illegal or otherwise prohibited; or (B) any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining Siebel or Oracle from consummating the Mergers is entered after the date of this Agreement, provided that such judgment, injunction, order or decree is final and non-appealable; or

(iii) if the Siebel Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Siebel Stockholder Meeting (or any adjournment or postponement thereof);

(c) by Oracle prior to the Siebel Stockholder Meeting, if Siebel has made a Change in Recommendation provided, however, that Oracle’s right to terminate this Agreement as a result of a Change in Recommendation shall expire 20 Business Days after the date Siebel has made such Change in Recommendation;

(d) by Siebel, prior to the Siebel Stockholder Approval, if the Board of Directors of Siebel authorizes Siebel, subject to complying with the terms of this Agreement, to accept (or to enter into a written agreement for a transaction constituting) a Superior Proposal; provided that Siebel shall have paid any amounts due pursuant to Section 10.04 in accordance with the terms specified therein; provided, further, that (i) Siebel notifies Oracle, in writing and at least three Business Days prior to such termination, of its intention to terminate this Agreement to accept (or to enter into a binding written agreement concerning an Acquisition Proposal that constitutes) a Superior Proposal, attaching the most current and complete version of such agreement executed on behalf of the Qualified Third Party and all exhibits and other attachments thereto, subject only to acceptance by Siebel by countersignature on behalf of Siebel, and subject to no additional conditions other than the condition that this Agreement be terminated) and (ii) Oracle does not make prior to such termination a binding, unconditional offer (including the complete form of definitive acquisition agreement executed on behalf of Oracle and all exhibits and other attachments thereto, subject only to acceptance by Siebel by countersignature on behalf of Siebel, and subject to no other conditions) that the Board of Directors of Siebel determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of Siebel as such Superior Proposal, it being understood that Siebel shall not enter into any such binding agreement during such three Business Day period;

(e) by Siebel, if: (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Oracle set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.03(a) not to be satisfied; (ii) Siebel shall have delivered to Oracle written notice of such breach or failure; (iii) at least 15 business days shall have elapsed since the date of delivery of such written notice to Oracle and such breach or failure shall not have been cured in all material respects; and (iv) as a result of such uncured breach or failure, the condition set forth in Section 8.03(a) is incapable of being satisfied by the End Date;

(f) by Oracle, if: (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Siebel set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.02(a) not to be satisfied; (ii) Oracle shall have delivered to Siebel written notice of such breach or failure; (iii) at least 15 business days shall have elapsed since the date of delivery of such written notice to Siebel and such breach or failure shall not have been cured in all material respects; and (iv) as a result of such uncured breach or failure, the condition set forth in Section 8.02(a) is incapable of being satisfied by the End Date; or

(g) by Siebel if at any time after the date of this Agreement, any Governmental Entity initiates any suit, litigation, arbitration or court or administrative proceeding, obtains any Judgment or obtains any injunction with respect to either of the Mergers, and Oracle fails to use reasonable best efforts to defend against such suit, litigation, arbitration or court or administrative proceeding, appeal such Judgment or contest any such injunction.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to the other party.

Section 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that the termination of this Agreement shall not relieve any party from any liability for any material breach of any covenant contained in this Agreement. The provisions of this Section 9.02 and Sections 10.04, 10.05(b), 10.06, 10.07 and 10.08, and of the NDA, shall survive any termination hereof pursuant to Section 9.01.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Oracle, to:

Oracle Corporation

500 Oracle Parkway

Redwood City, CA 94065

Attention: Daniel Cooperman

Facsimile No.: (650) 633-1813

with a copy to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, CA 94025

Attention: William M. Kelly

Facsimile No.: (650) 752-2111

if to Siebel, to:

Siebel Systems, Inc.

2207 Bridgepointe Parkway

San Mateo, CA 94404

Attention: Jeffrey D. Amann, Senior Vice President and General Counsel

Facsimile No.: (650) 477-7343

with a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention: Eric Jensen

Facsimile No.: (650) 840-7400

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 10.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 10.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of Siebel, and without the further approval of such stockholders, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Siebel Stock or Oracle Stock.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws.

Section 10.04. Expenses; Fees. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) If (i) this Agreement is validly terminated pursuant to Section 9.01(b)(iii), (ii) after the date hereof and prior to the Siebel Stockholder Meeting, a bona fide Acquisition Proposal with respect to Siebel shall have been publicly made (and not publicly withdrawn), and (iii) within 12 months following termination of this Agreement, an Alternative Transaction with respect to Siebel is consummated by Siebel or a definitive agreement providing for the consummation of an Alternative Transaction with respect to Siebel is entered into (and such Alternative Transaction is ultimately consummated) by Siebel or Siebel recommends an Alternative Transaction (and such Alternative Transaction is ultimately consummated), Siebel shall pay to Oracle a termination fee of $140,000,000 in cash (the “Termination Fee”) (it being understood that for all purposes of this clause (b), all references in the definition of Acquisition Proposal to 15% shall be deemed to be references to 50% instead).

(c) If this Agreement is validly terminated pursuant to Section 9.01(c) or Section 9.01(d), Siebel shall pay to Oracle the Termination Fee.

(d) Any payment of the Termination Fee (i) pursuant to Section 10.04(b) shall be made within one Business Day after the consummation of the Alternative Transaction referred to therein, (ii) pursuant to Section 10.04(c) as a result of the termination of this Agreement pursuant to Section 9.01(d) shall be made prior to (or contemporaneously with) the termination of this Agreement; and (iii) pursuant to Section 10.04(c) as a result of the termination of this Agreement pursuant to Section 9.01(c) shall be made within two Business Days following such termination. Any such payments shall be made by wire transfer of immediately available funds. Siebel hereby acknowledges that the agreements contained in this Section 10.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Oracle would not enter into this Agreement. If Siebel fails to pay any amount due hereunder when due, Siebel shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in New York City from the date such fee was first payable to the date it is paid.

Section 10.05. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.10, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 10.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 10.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

Section 10.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 10.10. Entire Agreement. This Agreement, together with the NDA, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 10.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13. Schedules. Each of Oracle and Siebel has set forth certain information in the Oracle Disclosure Schedule and the Siebel Disclosure Schedule, as applicable, in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of a Disclosure Schedule need not be set forth in any other section of the Disclosure Schedule so long as its relevance to such other section of the Disclosure Schedule or Section of this Agreement is readily apparent on the face of the information disclosed in such Disclosure Schedule.

Section 10.14. No Presumption. Each party has agreed to the use of the particular language in the provisions of this Agreement, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman, but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties and the limitations and restrictions upon such rights and benefits intended to be provided.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ORACLE CORPORATION

By:	/s/ SAFRA CATZ
Name:	Safra Catz
Title:	President

SIEBEL SYSTEMS, INC.

By:	/s/ THOMAS M. SIEBEL
Name:	Thomas M. Siebel
Title:	Chairman

OZARK HOLDING INC.

By:	/s/ DANIEL COOPERMAN
Name:	Daniel Cooperman
Title:	Secretary

OZARK MERGER SUB INC.

By:	/s/ DANIEL COOPERMAN
Name:	Daniel Cooperman
Title:	Secretary

SIERRA MERGER SUB INC.

By:	/s/ DANIEL COOPERMAN
Name:	Daniel Cooperman
Title:	Secretary